Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-274803

Supplement to

Proxy Statement/Prospectus Dated March 1, 2024

This proxy statement/prospectus supplement (this “Supplement”) supplements the proxy statement/prospectus dated March 1, 2024 (the “Proxy Statement/Prospectus”) that was mailed by LAMF Global Ventures Corp. I, a Cayman Islands exempted company (“LAMF”), to its shareholders on or about March 4, 2024 in connection with the proposed business combination among LAMF, Nuvo Group Ltd., a limited liability company organized under the laws of the State of Israel (“Nuvo”), Holdco Nuvo Group D.G Ltd., a limited liability company organized under the laws of the State of Israel (“Holdco”), Nuvo Assetco Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Holdco (“Assetco”), and H.F.N Insight Merger Company Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of LAMF (“Merger Sub”). Capitalized terms used in this Supplement and not otherwise defined herein have the meanings specified in the Proxy Statement/Prospectus.

This purpose of this Supplement is to update and supplement certain information contained in the Proxy Statement/Prospectus in order to (i) update the number of Holdco Ordinary Shares to be issued to Nuvo Shareholders in connection with the Transactions and immediately after the Closing pursuant to the Interim Financing as a result of (x) Nuvo’s receipt of additional funds under the Bridge Financing from February 27, 2024 to March 11, 2024, (y) the update to the Equity Exchange Ratio and (z) the application of the Equity Exchange Ratio to certain Nuvo Shares, to which the Exchange Ratio was inadvertently not applied in the calculation of the pro forma Holdco Ordinary Shares Outstanding in the Proxy Statement/Prospectus, (ii) disclose an amendment to extend the maturity of certain of the Bridge Financing Notes, and (iii) and provide certain clarifications about assumptions in the unaudited pro forma condensed financial information each as described in more detail below. Holdco filed the Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (the “SEC”) as part of a registration statement on Form S-4 (Registration No. 333-274803), which was declared effective by the SEC on March 1, 2024. This Supplement is not complete without the Proxy Statement/Prospectus and may not be delivered or utilized except in combination with, the Proxy Statement/Prospectus, including any other amendments or supplements thereto. If there is any inconsistency between the information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement. This Supplement should be read in conjunction with the Proxy Statement/Prospectus and is qualified by reference thereto, except to the extent that the information in this Supplement updates or supersedes the information contained in the Proxy Statement/Prospectus. Any information in the Proxy Statement/Prospectus that is modified or superseded by the information in this Supplement shall not be deemed to constitute a part of the Proxy Statement/Prospectus except as modified or superseded by this Supplement.

This Supplement does not affect the date of the extraordinary general meeting (the “EGM”) of shareholders of LAMF to be held on March 28, 2024 at 11:00 a.m., Eastern Time, at 1221 Avenue of the Americas, New York, NY 10020, but which also may be attended virtually via a live audio webcast at the following website: https://www.cstproxy.com/lamfglobal/2024, or at such other time, on such other date and at such other place to which the meeting may already be adjourned.

You do not have to take any action if you have previously voted, given your proxy or exercised your redemption right and do not wish to change your vote or choice to exercise your redemption right. If you have already voted or given your proxy and wish to change your vote or if you wish to change your election to exercise your redemption right, you should follow the procedures described in the Proxy Statement/Prospectus. If you have not already voted, we urge you to do so. Your vote is important regardless of the number of shares you own.

You should carefully consider the matters discussed under “Risk Factors” beginning on page 54 of the Proxy Statement/Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS OR THIS SUPPLEMENT OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT/PROSPECTUS OR THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The date of this Supplement is March 27, 2024.

Nuvo Bridge Financing Additional Funds and Amendment

Nuvo is in the process of carrying out a bridge financing (the “Bridge Financing”) by issuing to investors (“Holders”) secured convertible bridge notes (individually, a “Bridge Financing Note”; collectively, the “Bridge Financing Notes”). As of the date of the Proxy Statement/Prospectus, Nuvo had definitive agreements with respect to $3,910,000 principal amount of Bridge Financing Notes and had received $3.91 million in cash from this Bridge Financing. From February 27, 2024 to March 11, 2024, Nuvo signed definitive agreements with respect to an additional $2.25 million in principal amount of Bridge Financing Notes and had received an additional $2.30 million in cash from the Bridge Financing. As of the date of this Supplement, approximately $6.21 million in principal amount of Bridge Financing Notes has been received by Nuvo, with an additional approximately $390,000 aggregate principal amount committed but unfunded.

On March 25, 2024, Nuvo entered into amendments to the certain of the Bridge Financing Notes representing $2.84 million principal amount of the Bridge Financing Notes, to extend the maturity dates thereof (the “Bridge Financing Notes Amendments”). Prior to the Bridge Financing Notes Amendments, the Bridge Financing Notes were scheduled to mature on the earlier of (i) twelve months from the issuance date thereof, (ii) the closing of the Business Combination, (iii) the closing of an initial public offering, or (iv) the closing of a bona fide financing by Nuvo for the principal purpose of raising capital, through the sale of Nuvo securities in whatever form or type (whether debt or equity) that raises in excess of $10,000,000 in gross proceeds. Pursuant to the Bridge Financing Notes Amendments, the maturity date of the amended Bridge Financing Notes was revised to be the earlier of (i) twelve months from the issuance date thereof, (ii) six (6) months following the closing of the Business Combination, (iii) six (6) months following the closing of an initial public offering, or (iv) the closing of a bona fide financing by Nuvo for the principal purpose of raising capital, through the sale of Nuvo securities in whatever form or type (whether debt or equity) that raises in excess of $25,000,000 in gross proceeds. Holders of Bridge Financing Notes that have not entered into the Bridge Financing Notes Amendments may, in their sole discretion, upon maturity of their respective Bridge Financing Notes, which is triggered by the Closing, choose to either (a) receive the principal amount of the Bridge Financing Note in cash; or (b) convert the principal amount of the investment into Nuvo Shares at a price per share of $7.0265. See “Risk Factors—Risks Related to Our Business and Our INVU Platform—Any default under Nuvo’s Bridge Financing Notes could have significant consequences” in the Proxy Statement/Prospectus.

As this offering is still ongoing as of the date of this proxy statement/prospectus, Nuvo is not at this time able to estimate the aggregate amount to be received in this offering.

Update to Holdco Ordinary Shares Issuable to Holders of Nuvo Shares or Securities Convertible or Exercisable for Nuvo Shares

This Supplement corrects certain disclosure related to the Holdco Ordinary Shares issuable in exchange for Nuvo Shares pursuant to the Business Combination Agreement as a result of (i) a modified Equity Exchange Ratio of 85.0899% from the Equity Exchange Ratio of 89.9068311289472% as a result of changes to the fully diluted share capital of Nuvo in connection with the Bridge Financing, (ii) inclusion of certain Nuvo Shares issued in connection with options held by a shareholder, (iii) the application of the Equity Exchange Ratio to the Holdco Ordinary Shares to be issued to the holder of outstanding Nuvo Shares as of the date of Nuvo’s extraordinary general meeting to approve the Transactions (resulting in a decrease of 2,311,943 Holdco Ordinary Shares from what is set forth in the Proxy Statement/Prospectus), the Holdco Ordinary Shares issued as Earnout Shares (resulting in a decrease of 453,151 Holdco Ordinary Shares from what is set forth in the Proxy Statement/Prospectus), [the Holdco Ordinary Shares issued upon conversion of the Nuvo SAFEs and Nuvo Convertible Loans (resulting in a decrease of 466,809 Holdco Ordinary Shares from what is set forth in the Proxy Statement/Prospectus)], and the Holdco Ordinary Shares to be issued to the Interim Financing Investors pursuant to the Interim Financing Agreements (resulting in a decrease of 380,062 Holdco Ordinary Shares from what is set forth in the Proxy Statement/Prospectus), collectively resulting in 23,765,438 Holdco Ordinary Shares issuable to holders of Nuvo Shares, not 26,199,684 Holdco Ordinary Shares as set forth in the Proxy Statement/Prospectus, which, in the aggregate, reflects a decrease of 2,434,246 Holdco Ordinary Shares.

Updates to Certain Assumptions Related to the Unaudited Pro Forma Condensed Combined Financial Information

Nuvo SAFES and Nuvo Loans

The unaudited pro forma condensed combined financial information assumes that 100% of each of the outstanding Nuvo SAFEs and Nuvo Loans shall enter into the Nuvo SAFE Amendment and the Nuvo Loan Amendment, respectively, prior to the Closing. As of the date of this Supplement, Nuvo has entered into Nuvo SAFE Amendments with respect to 97% of the aggregate outstanding amount of Nuvo SAFES and Nuvo has entered into Nuvo Loan Amendments with respect to 96% of the aggregate principal amount of Nuvo Loans. Nuvo currently expects to enter into Nuvo SAFE Amendments and Nuvo Loan Amendments with substantially all of the holders of the Nuvo SAFEs and Nuvo Loans prior to the Closing, but can give no assurance that such amendments shall be executed prior to Closing.

Nuvo Option Repricing

In connection with the valuation under Section 409A of the Code of Nuvo Shares at a price of $2.80 per share as of December 31, 2023 due, in part, to uncertainty with respect to the consummation of the Transactions as of such date, Nuvo's management and the Board of Directors of Nuvo determined it was in the best interest of Nuvo to reprice certain of its outstanding options representing 1,165,466 Nuvo Shares with exercise prices ranging from $5.142 to $9.94 to such $2.80 per Nuvo Share valuation, which was approved by the Board of Directors on March 11, 2023, subject to completion and sign-off of the 409A valuation as part of Nuvo’s December 31, 2023 audit, which occurred on March 26, 2024. Nuvo is currently pursuing the process for approval by the Israeli Tax Authority and the necessary documentation to effect such repricing. The repricing of Nuvo Options described above has not been reflected in the unaudited pro forma condensed combined financial statements or in any of the financial statements included in the Proxy Statement/Prospectus, and will be included in Nuvo's audited financial statements as of and for the year ended December 31, 2023 when filed with the SEC as required by the rules and regulations of the SEC. Such completion of such option repricing is also subject to the approval of LAMF in accordance with the terms of the Business Combination Agreement.

Revised Disclosure to Cover Page

The eighth paragraph, including the table and related footnotes, of the cover page of the Proxy Statement/Prospectus is revised as set forth below:

The following table illustrates the varying levels of equity interest and voting power in Holdco immediately following the consummation of the Business Combination based on no redemption and maximum redemption scenarios of Public Shares by Public Shareholders and based on the additional assumptions described in the notes to the table below (without taking into account any additional dilution sources, such as the Public Warrants).

	Voting Power in Holdco(i)
	No Redemption Scenario(ii)	Maximum Redemption Scenario(iii)
	Percentage of Voting Rights of Outstanding Holdco Ordinary Shares
Public Shareholders(iv)	8.1%	-
Sponsor, LAMF Insiders and Sponsor Investors(v)	26.4%	28.6%
Nuvo Shareholders	65.5%	71.4%
Total	100.0%	100.0%

i.	The figures in this table are presented as of immediately following the consummation of the Business Combination and represent an aggregate of 36,257,387 Holdco Ordinary Shares assuming no redemptions and 33,304,771 Holdco Ordinary Shares assuming maximum redemptions, comprised of: (i) 12,491,949 LAMF Class A Ordinary Shares assuming no redemptions and 9,539,333 LAMF Class A Ordinary Shares assuming maximum redemptions, in either case to be converted into an equal number of Holdco Ordinary Shares pursuant to the SPAC Merger; and (ii) 23,765,438 Holdco Ordinary Shares issued to Nuvo Shareholders comprised of 15,505,853 Nuvo Shares to be converted into 13,193,910 Holdco Ordinary Shares, 175,000 Nuvo Shares to a shareholder issued upon exercise of certain option awards prior to the Closing converted to 148,907 Holdco Ordinary Shares, 2,549,020 Incentive Shares issued to Nuvo Preferred Shareholders converted into 2,168,957 Holdco Ordinary Shares, 3,039,216 Earnout Shares (as defined in the Business Combination Agreement) converted into 2,586,065 Holdco Ordinary Shares, and 4,638,787 Holdco Ordinary Shares issued upon the conversion of 5,451,633 Nuvo Shares underlying Nuvo SAFEs and Nuvo Convertible Loans, pursuant to the Acquisition Merger and in accordance with the application of the Equity Exchange Ratio. Excludes Holdco Warrants and the effect of any other transactions that may be entered into after the date of this proxy statement/prospectus. For a more detailed description of share ownership upon consummation of the Business Combination, see “Beneficial Ownership of Securities.”
ii.	The “No Redemption Scenario” assumes no redemptions of any of the 2,952,616 Public Shares out of the total 12,491,949 LAMF Class A Ordinary Shares currently outstanding which may be redeemed in connection with the Business Combination. The remaining 9,539,333 LAMF Class A Ordinary Shares are not subject to redemption in connection with the Business Combination. See notes (iv) and (v) below.
iii.	The “Maximum Redemption Scenario” assumes redemptions of all of the 2,952,616 Public Shares which may be redeemed in connection with the Business Combination out of the total 12,491,949 LAMF Class A Ordinary Shares currently outstanding, which redemption would be at approximately $10.54 per share based on Trust Account figures as of June 30, 2023. The remaining 9,539,333 LAMF Class A Ordinary Shares are not subject to redemption in connection with the Business Combination. See notes (iv) and (v) below.
iv.

Comprised of 2,952,616 Public Shares which may be redeemed in connection with the Business Combination. In connection with the extraordinary general meeting of LAMF’s shareholders held on May 11, 2023 to approve the extension of the period of time LAMF has to complete an initial business combination, initially to November 16, 2023 and then in one-month increments up to six additional times, or a total of up to twelve months total, up to May 16, 2024 (the “Extension”), LAMF and the Sponsor entered into agreements (the “Non-Redemption Agreements”) with respect to Public Shares held by certain unaffiliated third-party investors, pursuant to which such investors, in connection with the Extension, agreed not to redeem, or to reverse and revoke any prior redemption election with respect to an aggregate of 2,888,000 Public Shares. Pursuant to the Non-Redemption Agreements, the Sponsor has agreed to transfer to such investors (i) for the Initial Extension (as defined herein), a number of Founder Shares equal to 21% of the number of non-redeemed shares, or 606,480 Founder Shares, and (ii) for each Additional Monthly Extension (as defined herein), a number of Founder Shares equal to 3.5% of the number of non-redeemed shares, or 101,080 Founder Shares for each Additional Monthly Extension, or up to an aggregate of 1,212,960 Founder Shares if all Additional Monthly Extensions are implemented. The market value of such shares as of the record date for the EGM was approximately $10.85 per share, or up to an aggregate of $13,160,616. If LAMF does not complete an initial business combination, such Founder Shares will expire worthless. None of the Non-Redemption Agreements require the investors party thereto to take any action with respect to the Business Combination, including with respect to the non-redemption or voting of any shares, as such agreements related solely to the non-redemption of Public Shares in connection with the Extension. The Founder Shares to be transferred to such investors is not included in the number of Holdco Ordinary Shares held by Public Shareholders presented in this table as the aggregate number of Founder Shares to be transferred will not be known with specificity until the closing of the Business Combination.

v.	Represents an aggregate of 9,539,333 Holdco Ordinary Shares comprised of (i) 8,433,333 LAMF Class A Ordinary Shares previously converted from an equal number of LAMF Class B Ordinary Shares and (ii) 1,106,000 LAMF Class A Ordinary Shares initially sold as part of the private placement units issued to the Sponsor in connection with LAMF’s initial public offering. Does not take into account the transfer of any Founder Shares to the investors party to the Non-Redemption Agreements described in note (iv) above as the aggregate amount of Founder Shares to be transferred will not be known with specificity until the closing of the Business Combination or the 588,235 Holdco Ordinary Shares to be issued to the Sponsor Investors in connection with the Interim Financing Agreements, which shares are included in the figures for Nuvo Shareholders in this table. The Sponsor and the LAMF Insiders have agreed not to redeem any LAMF Class A Ordinary Shares in connection with the Business Combination, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

Revised Disclosure to Questions and Answers about the Business Combination

The following question and answer on pages 19 to 20 of the Proxy Statement/Prospectus are revised as set forth below:

Q.	What equity stake will current Public Shareholders, the Sponsor, LAMF Insiders and the Sponsor Investors and Nuvo Shareholders have in Holdco after the Closing and how will the level of redemptions by Public Shareholders affect my ownership in Holdco following the Closing?

A.	It is anticipated that, immediately following completion of the Business Combination, and assuming no redemptions, (i) Public Shareholders will own approximately 8.2% of the outstanding Holdco Ordinary Shares, (ii) the Sponsor, the LAMF Insiders and the Sponsor Investors will own approximately 26.4% of the outstanding Holdco Ordinary Shares and (iii) Nuvo Shareholders, including the Interim Financing Investors (other than the Sponsor Investors), will own approximately 65.4% of the outstanding Holdco Ordinary Shares. The expected number of Holdco Ordinary Shares to be issued by Holdco and the ownership percentages set forth above are calculated based on a number of additional assumptions, including that (i) none of the Public Shareholders exercise their Redemption Rights, (ii) no PIPE is consummated in connection with the Business Combination, (iii) no exercise of any outstanding Nuvo Options or any Nuvo Warrants to purchase Holdco Ordinary Shares prior to or in connection with the Business Combination has occurred and (iv) no additional equity securities of LAMF are issued, and are subject to adjustment in accordance with the terms of the Business Combination Agreement.

If the actual facts are different than these assumptions, the percentage ownership retained by the LAMF Shareholders will be different. For example, assuming that (i) all of the Public Shareholders exercise their Redemption Rights, (ii) no PIPE is consummated in connection with the Business Combination, (iii) no exercise of any outstanding Nuvo Options or any Nuvo Warrants to purchase Holdco Ordinary Shares prior to or in connection with the Business Combination has occurred and (iv) no additional equity securities of LAMF are issued, the Public Shareholders will not own any of the outstanding Holdco Ordinary Shares, the Sponsor, the LAMF Insiders and the Sponsor Investors will own approximately 28.8% of the outstanding Holdco Ordinary Shares and Nuvo Shareholders, including the Interim Financing Investors (other than the Sponsor Investors), will own approximately 71.2% of the outstanding Holdco Ordinary Shares, in each case upon completion of the Business Combination.

The table below presents the relative ownership levels of holders of Holdco Ordinary Shares following the Business Combination assuming that (i) the Public Shareholders exercise their Redemption Rights with regard to their LAMF Class A Ordinary Shares (which, for the avoidance of doubt, does not include the 9,539,333 LAMF Class A Ordinary Shares held by the Sponsor and the LAMF Insiders, comprised of 8,433,333 LAMF Class A Ordinary Shares which were previously classified as Founder Shares and the 1,106,000 LAMF Class A Ordinary Shares initially sold as part of the Private Placement Units issued to the Sponsor in connection with the IPO) at each of the respective redemption percentages, (ii) no PIPE is consummated in connection with the Business Combination, (iii) no exercise of any outstanding Nuvo Options or any Nuvo Warrants to purchase Holdco Ordinary Shares prior to or in connection with the Business Combination has occurred and (iv) no additional equity securities of LAMF are issued. Further, the table below does not consider the conversion of $738,196 of LAMF Working Capital Loans (based on February 28, 2024).

	No Redemptions		Maximum Redemptions
	Shares	Percentage	Shares	Percentage
Public Shareholders	2,952,616	8.2%	-	-%
Sponsor, LAMF Insiders and Sponsor Investors	9,539,333	26.4%	9,539,333	28.8%
Nuvo Shareholders	23,585,438	65.4%	23,585,438	71.2%
Total	36,077,387	100.0%	33,124,771	100.0%

The table below presents the relative ownership levels of holders of Holdco Ordinary Shares following the Business Combination assuming that (i) the Public Shareholders exercise their Redemption Rights with regard to their LAMF Class A Ordinary Shares (which, for the avoidance of doubt, does not include the 9,539,333 LAMF Class A Ordinary Shares held by the Sponsor and the LAMF Insiders, comprised of 8,433,333 LAMF Class A Ordinary Shares which were previously classified as Founder Shares and the 1,106,000 LAMF Class A Ordinary Shares initially sold as part of the Private Placement Units issued to the Sponsor in connection with the IPO) at each of the respective redemption percentages, (ii) no PIPE is consummated in connection with the Business Combination, (iii) full exercise of the outstanding Nuvo Options or Nuvo Warrants to purchase Holdco Ordinary Shares prior to or in connection with the Business Combination has occurred and (iv) the full amount of Working Capital Loans are made and such Working Capital Loans are converted in full into 120,000 Holdco Ordinary Shares and 60,000 Holdco Warrants, representing 120,000 units.

	No Redemptions		Maximum Redemptions
	Shares	Percentage	Shares	Percentage
Public Shareholders	2,952,616	6.4%	0	0.0%
Sponsor, LAMF Insiders and Sponsor Investors	9,659,333	21.0%	9,659,333	22.4%
Nuvo Shareholders	33,415,294	72.6%	33,415,294	77.6%
Total	46,027,243	100.0%	43,074,627	100.0%

The tables above do not assume the exercise of any Holdco Warrants after the Closing of the Business Combination.

The holders of Public Warrants, regardless of whether they redeem LAMF Class A Ordinary Shares, would retain 12,650,000 Public Warrants, which will become Holdco Warrants, with a market value of approximately $632,500 based on the closing price of $0.05 per Public Warrant on Nasdaq on February 28, 2024. Because the Public Warrants will remain outstanding and become Holdco Warrants regardless of the level of redemptions of LAMF Class A Ordinary Shares, as redemptions of LAMF Class A Ordinary Shares increase, the holders of Public Warrants who exercise such warrants will ultimately own a greater interest in Holdco because there would be fewer Holdco Ordinary Shares outstanding overall.

The sixth bullet point under the below question and answer on pages 23 to 25 of the Proxy Statement/Prospectus are revised as set forth below:

Q.	What interests do the LAMF Insiders have in the Business Combination?

A.	The LAMF Insiders may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include, among other things, the interests listed below:

●	the Sponsor, the LAMF Insiders and the Sponsor Investors are expected to hold an aggregate of approximately 26.4% of the outstanding Holdco Ordinary Shares upon the consummation of the Business Combination, assuming no redemptions by LAMF Shareholders;

Revised Disclosure to Summary of the Proxy Statement/Prospectus

The subsection entitled “Shareholder Support Agreement and Lockup” on page 39 of the Proxy Statement/Prospectus is revised as set forth below:

Shareholder Support Agreement and Lockup

Concurrently with the execution of the Business Combination Agreement, LAMF, Nuvo, Holdco and certain Nuvo Shareholders entered into the Shareholder Support Agreement, pursuant to which such Nuvo Shareholders agreed, among other things, to vote any Nuvo Shares held by them in favor of the Business Combination, the Acquisition Merger, and such other actions as contemplated in the Business Combination Agreement for which the approval of the Nuvo Shareholders is required.

Pursuant to the Shareholder Support Agreement, the Nuvo Shareholders party thereto have agreed to a lock-up (the “Nuvo Lock-up” and such shareholders, the “Nuvo Lockup Parties”), pursuant to which, the Nuvo Lockup Parties will be subject to certain transfer restrictions on the Holdco Ordinary Shares (or any instruments exercisable or exchangeable for, or convertible into, Holdco Ordinary Shares) held by each such Nuvo Lock-up Party as of the Closing Date for the six month period following the Closing Date, subject to certain customary exceptions. All Nuvo Shareholders will be subject to a six month restriction on transfers of Holdco Ordinary Shares and Holdco Preferred Shares effective as of the Closing pursuant to the Amended Articles, subject to exceptions as contained therein. However, the Amended Articles provide that each Nuvo Shareholder who holds less than one percent of the outstanding Holdco Ordinary Shares immediately after Closing are exempt from such lockup (the “Nuvo Lockup Exempt Shareholders”). The Holdco securities held by the Nuvo Lockup Exempt Shareholders exempt from the foregoing lockup would be approximately 37.9% of the Holdco Ordinary Shares outstanding immediately after the Closing based on the Maximum Redemption Scenario or approximately 43.0% of the Holdco Ordinary Shares outstanding immediately after the Closing based on the No Redemption Scenario.

The subsection entitled “Ownership of, and Voting Rights in, Holdco Upon Consummation of the Business Combination” on page 42 of the Proxy Statement/Prospectus is revised as set forth below:

Ownership of, and Voting Rights in, Holdco Upon Consummation of the Business Combination

As discussed further in the Amended Articles, each holder of Holdco Ordinary Shares will be entitled to one (1) vote for each Holdco Ordinary Share held of record by such holder on all matters subject to a vote of the Holdco Shareholders.

The following table illustrates the varying levels of equity interest and voting power in Holdco immediately following the consummation of the Business Combination based on the varying levels of redemptions of Public Shares by Public Shareholders and based on the additional assumptions described in the notes to the table below (without taking into account any additional dilution sources, such as the Public Warrants).

	Voting Power in Holdco(i)
	No Redemption Scenario(ii)	Maximum Redemption Scenario(iii)
	Percentage of Voting Rights of Outstanding Holdco Ordinary Shares
Public Shareholders(iv)	8.1%	-
Sponsor, LAMF Insiders and Sponsor Investors(v)	26.4%	28.6%
Nuvo Shareholders	65.5%	71.4%
Total	100.0%	100.0%

i.	The figures in this table are presented as of immediately following the consummation of the Business Combination and represent an aggregate of 36,257,387 Holdco Ordinary Shares assuming no redemptions and 33,304,771 Holdco Ordinary Shares assuming maximum redemptions, comprised of: (i) 12,491,949 LAMF Class A Ordinary Shares assuming no redemptions and 9,539,333 LAMF Class A Ordinary Shares assuming maximum redemptions, in either case to be converted into an equal number of Holdco Ordinary Shares pursuant to the SPAC Merger; and (ii) 23,765,438 Holdco Ordinary Shares issued to Nuvo Shareholders comprised of 15,505,853 Nuvo Shares to be converted into 13,193,910 Holdco Ordinary Shares, 175,000 Nuvo Shares to a shareholder issued upon exercise of certain option awards prior to the Closing converted to 148,907 Holdco Ordinary Shares, 2,549,020 Incentive Shares issued to Nuvo Preferred Shareholders converted into 2,168,957 Holdco Ordinary Shares, 3,039,216 Earnout Shares (as defined in the Business Combination Agreement) converted into 2,586,065 Holdco Ordinary Shares, and 4,638,787 Holdco Ordinary Shares issued upon the conversion of 5,451,633 Nuvo Shares underlying Nuvo SAFEs and Nuvo Convertible Loans, pursuant to the Acquisition Merger and in accordance with the application of the Equity Exchange Ratio. Excludes Holdco Warrants and the effect of any other transactions that may be entered into after the date of this proxy statement/prospectus. For a more detailed description of share ownership upon consummation of the Business Combination, see “Beneficial Ownership of Securities.”

ii.	The “No Redemption Scenario” assumes no redemptions of any of the 2,952,616 Public Shares out of the total 12,491,949 LAMF Class A Ordinary Shares currently outstanding which may be redeemed in connection with the Business Combination. The remaining 9,539,333 LAMF Class A Ordinary Shares are not subject to redemption in connection with the Business Combination. See notes (iv) and (v) below.
iii.	The “Maximum Redemption Scenario” assumes redemptions of all of the 2,952,616 Public Shares which may be redeemed in connection with the Business Combination out of the total 12,491,949 LAMF Class A Ordinary Shares currently outstanding, which redemption would be at approximately $10.54 per share based on Trust Account figures as of June 30, 2023. The remaining 9,539,333 LAMF Class A Ordinary Shares are not subject to redemption in connection with the Business Combination. See notes (iv) and (v) below.
iv.

Comprised of 2,952,616 Public Shares which may be redeemed in connection with the Business Combination. In connection with the extraordinary general meeting of LAMF’s shareholders held on May 11, 2023 to approve the extension of the period of time LAMF has to complete an initial business combination, initially to November 16, 2023 and then in one-month increments up to six additional times, or a total of up to twelve months total, up to May 16, 2024 (the “Extension”), LAMF and the Sponsor entered into agreements (the “Non-Redemption Agreements”) with respect to Public Shares held by certain unaffiliated third-party investors, pursuant to which such investors, in connection with the Extension, agreed not to redeem, or to reverse and revoke any prior redemption election with respect to an aggregate of 2,888,000 Public Shares. Pursuant to the Non-Redemption Agreements, the Sponsor has agreed to transfer to such investors (i) for the Initial Extension (as defined herein), a number of Founder Shares equal to 21% of the number of non-redeemed shares, or 606,480 Founder Shares, and (ii) for each Additional Monthly Extension (as defined herein), a number of Founder Shares equal to 3.5% of the number of non-redeemed shares, or 101,080 Founder Shares for each Additional Monthly Extension, or up to an aggregate of 1,212,960 Founder Shares if all Additional Monthly Extensions are implemented. The market value of such shares as of the record date for the EGM was approximately $10.85 per share, or up to an aggregate of $13,160,616. If LAMF does not complete an initial business combination, such Founder Shares will expire worthless. None of the Non-Redemption Agreements require the investors party thereto to take any action with respect to the Business Combination, including with respect to the non-redemption or voting of any shares, as such agreements related solely to the non-redemption of Public Shares in connection with the Extension. The Founder Shares to be transferred to such investors is not included in the number of Holdco Ordinary Shares held by Public Shareholders presented in this table as the aggregate number of Founder Shares to be transferred will not be known with specificity until the closing of the Business Combination.

v.	Represents an aggregate of 9,539,333 Holdco Ordinary Shares comprised of (i) 8,433,333 LAMF Class A Ordinary Shares previously converted from an equal number of LAMF Class B Ordinary Shares and (ii) 1,106,000 LAMF Class A Ordinary Shares initially sold as part of the private placement units issued to the Sponsor in connection with LAMF’s initial public offering. Does not take into account the transfer of any Founder Shares to the investors party to the Non-Redemption Agreements described in note (iv) above as the aggregate amount of Founder Shares to be transferred will not be known with specificity until the closing of the Business Combination or the 588,235 Holdco Ordinary Shares to be issued to the Sponsor Investors in connection with the Interim Financing Agreements, which shares are included in the figures for Nuvo Shareholders in this table. The Sponsor and the LAMF Insiders have agreed not to redeem any LAMF Class A Ordinary Shares in connection with the Business Combination, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

The foregoing table is provided for illustrative purposes only. If the actual facts are different than the assumptions set forth above, the ownership and voting power percentages set forth above will be different. For more information about the consideration to be received in the Business Combination, the two alternative redemption scenarios and the underlying assumptions, see “Presentation of Certain Assumptions Relating to the Business Combination,” “Unaudited Pro Forma Condensed Combined Financial Information” and “The Business Combination Agreement - Consideration to be Received in the Business Combination.” In addition, the above share numbers do not take into account additional sources of dilution, including any awards that are issued under the 2024 Plan following the consummation of the Business Combination.

The sixth bullet point under the subsection entitled “Interests of LAMF Insiders and the Sponsor in the Business Combination” on pages 45 to 46 of the Proxy Statement/Prospectus is revised as set forth below:

Interests of LAMF Insiders and the Sponsor in the Business Combination

●	the Sponsor, the LAMF Insiders and the Sponsor Investors are expected to hold an aggregate of approximately 26.4% of the outstanding Holdco Ordinary Shares upon the consummation of the Business Combination, assuming no redemptions by LAMF Shareholder;

Revised Disclosure to Risk Factors

The following risk factor on page 101 of the Proxy Statement/Prospectus is amended and restated as follows:

There may be sales of a substantial amount of Holdco Ordinary Shares after the Business Combination by the current LAMF Shareholders and/or Nuvo Shareholders, and these sales could cause the price of Holdco’s securities to fall.

After the Business Combination, there will be approximately 36,257,387 Holdco Ordinary Shares outstanding (assuming no public shareholders exercise Redemption Rights with respect to their public shares upon consummation of the Business Combination) including 9,539,333 Holdco Ordinary Shares held by the Sponsor and 8,266,691 Holdco Ordinary Shares held by the Nuvo Shareholders that will be subject to certain lock-up arrangements. Of the issued and outstanding LAMF Class A Ordinary Shares that were issued prior to the Business Combination, all will be freely transferable, except for any shares held by Holdco’s “affiliates,” as that term is defined in Rule 144 under the Securities Act, and shares subject to lock-up arrangements pursuant to the Sponsor Support Agreement. Following completion of the Business Combination, and assuming no public shareholders exercise Redemption Rights with respect to their public shares upon consummation of the Business Combination, Holdco expects that approximately 18.6% (or 20.1% in the maximum redemption scenario) of the outstanding Holdco Ordinary Shares will be held by entities affiliated with Holdco and its executive officers and directors.

After the Business Combination and pursuant to the Registration Rights Agreement, certain Nuvo Shareholders will be entitled to demand that Holdco registers the resale of 17,579,534 Holdco Ordinary Shares and 580,000 warrants convertible into Holdco Ordinary Shares, subject to certain minimum requirements. These shareholders will also have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Business Combination.

Upon effectiveness of any registration statement Holdco files pursuant to the Registration Rights Agreement, and upon the expiration of the lock-up periods applicable to the parties to the Registration Rights Agreement, these parties may sell large amounts of Holdco Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the share price of Holdco Ordinary Shares or putting significant downward pressure on the price of Holdco Ordinary Shares.

Sales of substantial amounts of Holdco Ordinary Shares in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of Holdco Ordinary Shares and make it difficult for us to raise funds through securities offerings in the future.

Revised Disclosure to Comparative Per Share Data

The section entitled “Comparative Per Share Data” of the Proxy Statement/Prospectus is amended and restated as set forth below:

COMPARATIVE PER SHARE DATA

The following table sets forth the historical comparative share information for LAMF and Nuvo on a stand-alone basis and pro forma combined per share information after giving effect to the Business Combination.

The pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would been had the companies been combined during the periods presented, nor to project the Combined Company’s results of operations or earnings per share for any future date or period. The pro forma combined shareholders’ equity per share information below does not purport to represent what the value of LAMF and Nuvo would have been had the companies been combined during the periods presented.

			Combined Pro Forma
	LAMF (Historical)	Nuvo (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the six months ended June 30, 2023 for LAMF and Nuvo
Book value per share (1)	$(0.45)	$(2.53)	$(0.40)	$(0.44)
Cash dividends per share	-	-	-	-

Weighted average shares:
Weighted average of outstanding shares, basic and diluted	28,789,489	17,098,834	36,257,387	33,304,771
Profit (loss) per share:
Profit loss per outstanding shares, basic and diluted	$0.04	$(0.38)	$(0.40)	$(0.44)

Note:

(1) –	Book value per share is calculated using the formula: Total shareholders’ equity (deficit) from the Balance Sheet as of June 30, 2023 divided by shares outstanding as of June 30, 2023.

Revised Disclosure to Proposals to be Considered by LAMF Shareholders – Business Combination Proposal

The sixth bullet point under the subsection entitled “Interests of LAMF Insiders and the Sponsor in the Business Combination” on pages 148 to 149 of the Proxy Statement/Prospectus is revised as set forth below:

Interests of LAMF Insiders and the Sponsor in the Business Combination

●	the Sponsor, the LAMF Insiders and the Sponsor Investors are expected to hold an aggregate of 9,539,333 Holdco Ordinary Shares, representing approximately 26.4% of the outstanding Holdco Ordinary Shares upon the consummation of the Business Combination, assuming no redemptions by LAMF Shareholders;

Revised Disclosure to the Business Combination Agreement

The subsection entitled “Ownership of, and Voting Rights in, Holdco Upon Consummation of the Business Combination” on pages 157 to 158 of the Proxy Statement/Prospectus is revised as set forth below:

Ownership of, and Voting Rights in, Holdco Following the Business Combination

Voting rights. As discussed further in the section of this proxy statement/prospectus entitled “Description of Holdco Securities”, each holder of Holdco Ordinary Shares will be entitled to one vote for each Holdco Ordinary Share held of record by such holder on all matters subject to a vote of the Holdco Shareholders.

The following table illustrates the varying voting power in Holdco immediately following the consummation of the Business Combination based on the varying levels of redemptions of public shares by Public Shareholders and based on the additional assumptions described in the notes to the table below (without taking into account any additional dilution sources, such as the Holdco Warrants).

	Voting Power in Holdco(i)
	No Redemption Scenario(ii)	Maximum Redemption Scenario(iii)
	Percentage of Voting Rights of Outstanding Holdco Ordinary Shares
Public Shareholders(iv)	8.1%	-
Sponsor, LAMF Insiders and Sponsor Investors(v)	26.4%	28.6%
Nuvo Shareholders	65.5%	71.4%
Total	100.0%	100.0%

i.	The figures in this table are presented as of immediately following the consummation of the Business Combination and represent an aggregate of 36,257,387 Holdco Ordinary Shares assuming no redemptions and 33,304,771 Holdco Ordinary Shares assuming maximum redemptions, comprised of: (i) 12,491,949 LAMF Class A Ordinary Shares assuming no redemptions and 9,539,333 LAMF Class A Ordinary Shares assuming maximum redemptions, in either case to be converted into an equal number of Holdco Ordinary Shares pursuant to the SPAC Merger; and (ii) 23,765,438 Holdco Ordinary Shares issued to Nuvo Shareholders comprised of 15,505,853 Nuvo Shares to be converted into 13,193,910 Holdco Ordinary Shares, 175,000 Nuvo Shares to a shareholder issued upon exercise of certain option awards prior to the Closing converted to 148,907 Holdco Ordinary Shares, 2,549,020 Incentive Shares issued to Nuvo Preferred Shareholders converted into 2,168,957 Holdco Ordinary Shares, 3,039,216 Earnout Shares (as defined in the Business Combination Agreement) converted into 2,586,065 Holdco Ordinary Shares, and 4,638,787 Holdco Ordinary Shares issued upon the conversion of 5,451,633 Nuvo Shares underlying Nuvo SAFEs and Nuvo Convertible Loans, pursuant to the Acquisition Merger and in accordance with the application of the Equity Exchange Ratio. Excludes Holdco Warrants and the effect of any other transactions that may be entered into after the date of this proxy statement/prospectus. For a more detailed description of share ownership upon consummation of the Business Combination, see “Beneficial Ownership of Securities.”
ii.	The “No Redemption Scenario” assumes no redemptions of any of the 2,952,616 Public Shares out of the total 12,491,949 LAMF Class A Ordinary Shares currently outstanding which may be redeemed in connection with the Business Combination. The remaining 9,539,333 LAMF Class A Ordinary Shares are not subject to redemption in connection with the Business Combination. See notes (iv) and (v) below.
iii.	The “Maximum Redemption Scenario” assumes redemptions of all of the 2,952,616 Public Shares which may be redeemed in connection with the Business Combination out of the total 12,491,949 LAMF Class A Ordinary Shares currently outstanding, which redemption would be at approximately $10.54 per share based on Trust Account figures as of June 30, 2023. The remaining 9,539,333 LAMF Class A Ordinary Shares are not subject to redemption in connection with the Business Combination. See notes (iv) and (v) below.

iv.

Comprised of 2,952,616 Public Shares which may be redeemed in connection with the Business Combination. In connection with the extraordinary general meeting of LAMF’s shareholders held on May 11, 2023 to approve the extension of the period of time LAMF has to complete an initial business combination, initially to November 16, 2023 and then in one-month increments up to six additional times, or a total of up to twelve months total, up to May 16, 2024 (the “Extension”), LAMF and the Sponsor entered into agreements (the “Non-Redemption Agreements”) with respect to Public Shares held by certain unaffiliated third-party investors, pursuant to which such investors, in connection with the Extension, agreed not to redeem, or to reverse and revoke any prior redemption election with respect to an aggregate of 2,888,000 Public Shares. Pursuant to the Non-Redemption Agreements, the Sponsor has agreed to transfer to such investors (i) for the Initial Extension (as defined herein), a number of Founder Shares equal to 21% of the number of non-redeemed shares, or 606,480 Founder Shares, and (ii) for each Additional Monthly Extension (as defined herein), a number of Founder Shares equal to 3.5% of the number of non-redeemed shares, or 101,080 Founder Shares for each Additional Monthly Extension, or up to an aggregate of 1,212,960 Founder Shares if all Additional Monthly Extensions are implemented. The market value of such shares as of the record date for the EGM was approximately $10.85 per share, or up to an aggregate of $13,160,616. If LAMF does not complete an initial business combination, such Founder Shares will expire worthless. None of the Non-Redemption Agreements require the investors party thereto to take any action with respect to the Business Combination, including with respect to the non-redemption or voting of any shares, as such agreements related solely to the non-redemption of Public Shares in connection with the Extension. The Founder Shares to be transferred to such investors is not included in the number of Holdco Ordinary Shares held by Public Shareholders presented in this table as the aggregate number of Founder Shares to be transferred will not be known with specificity until the closing of the Business Combination.

v.	Represents an aggregate of 9,539,333 Holdco Ordinary Shares comprised of (i) 8,433,333 LAMF Class A Ordinary Shares previously converted from an equal number of LAMF Class B Ordinary Shares and (ii) 1,106,000 LAMF Class A Ordinary Shares initially sold as part of the private placement units issued to the Sponsor in connection with LAMF’s initial public offering. Does not take into account the transfer of any Founder Shares to the investors party to the Non-Redemption Agreements described in note (iv) above as the aggregate amount of Founder Shares to be transferred will not be known with specificity until the closing of the Business Combination or the 588,235 Holdco Ordinary Shares to be issued to the Sponsor Investors in connection with the Interim Financing Agreements, which shares are included in the figures for Nuvo Shareholders in this table. The Sponsor and the LAMF Insiders have agreed not to redeem any LAMF Class A Ordinary Shares in connection with the Business Combination, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

The following table illustrates the varying levels of equity interest and voting power in Holdco Ordinary Shares as a result of the exercise of Holdco Warrants immediately following the consummation of the Business Combination based on the varying levels of redemptions of Public Shares by Public Shareholders and based on the additional assumptions described in the notes to the table below (without taking into account any dilution source other than the exercise of Holdco Warrants).

	Equity Interest and Voting Power in Holdco After Exercise of Holdco Warrants(1)
	Assuming No			Assuming Maximum
	Redemptions(2)			Redemptions(3)
	Shares	Equity Interest	Voting Power	Shares	Equity Interest	Voting Power
Public Shareholders (public warrants)	12,650,000	25.6%	25.6%	12,650,000	27.2%	27.2%
Private Warrants	553,000	1.1%	1.1%	553,000	1.2%	1.2%
LAMF Shareholders	2,952,616	6.0%	6.0%	-	0.0%	0.0%
Sponsor, LAMF Insiders and Sponsor Investors	9,539,333	19.3%	19.3%	9,539,333	20.5%	20.5%
Nuvo Shareholders	23,765,438	48.0%	48.0%	23,765,438	51.1%	51.1%
Total	49,460,387	100%	100%	46,507,771	100.0%	100.0%

(1)	As of immediately following the consummation of the Business Combination. Excludes Holdco Warrants and the effect of any other transactions that may be entered into after the date of this proxy statement/prospectus. For a more detailed description of share ownership upon consummation of the Business Combination, see “Beneficial Ownership of Securities.”

(2)	The “No Redemption Scenario” assumes no redemptions of the currently outstanding 12,491,949 LAMF Class A Ordinary Shares in connection with the Business Combination.
(3)	The “Maximum Redemption Scenario” assumes redemption of 2,952,616 LAMF Class A Ordinary Shares in connection with the Business Combination that would be at approximately $10.54 per share based on Trust Account figures as of June 30, 2023.

The foregoing tables are provided for illustrative purposes only. If the actual facts are different than the assumptions set forth above, the ownership and voting power percentages set forth above will be different. For more information about the consideration to be received in the Business Combinations, the two alternative redemption scenarios and the underlying assumptions, see “Presentation of Certain Assumptions Relating to the Business Combination,” “Unaudited Pro Forma Condensed Combined Financial Information” and “The Business Combination — Consideration to be Received in the Business Combination.” In addition, the share numbers above do not take into account sources of dilution other than the Holdco Warrants that will be outstanding upon consummation of the Business Combination or dilution from any awards that are issued under the 2024 Plan following the consummation of the Business Combination.

Revised Disclosure to Certain Agreements Related to the Business Combination

The subsection entitled “Shareholder Support Agreement and Lockup” on page 171 of the Proxy Statement/Prospectus is revised as set forth below:

Shareholder Support Agreement and Lockup

Concurrently with the execution of the Business Combination Agreement, LAMF, Nuvo, Holdco and certain Nuvo Shareholders entered into the Shareholder Support Agreement, pursuant to which such Nuvo Shareholders agreed, among other things, to vote any Nuvo Shares held by them in favor of the Business Combination, the Acquisition Merger, and such other actions as contemplated in the Business Combination Agreement for which the approval of the Nuvo Shareholders is required.

Pursuant to the Shareholder Support Agreement, the Nuvo Lockup Parties will be subject to the Nuvo Lock-up, which generally restricts transfers on the Holdco Ordinary Shares (or any instruments exercisable or exchangeable for, or convertible into, Holdco Ordinary Shares) held by each such Nuvo Lock-up Party as of the Closing Date for the six month period following the Closing Date, subject to certain customary exceptions. With the exception of the Nuvo Lockup Exempt Shareholders, who are those Nuvo Shareholders holding less than one percent of the Holdco Ordinary Shares outstanding immediately after Closing and will be exempt pursuant the Amended Articles, all Nuvo Shareholders will be subject to a six month restriction on transfers of Holdco Ordinary Shares and Holdco Preferred Shares effective as of the Closing pursuant to the Amended Articles, subject to exceptions as contained therein. The Holdco securities held by the Nuvo Lockup Exempt Shareholders exempt from the foregoing lockup would be approximately 37.9% of the Holdco Ordinary Shares outstanding immediately after the Closing based on the Maximum Redemption Scenario or approximately 43.0% of the Holdco Ordinary Shares outstanding immediately after the Closing based on the No Redemption Scenario.

Revised Disclosure to Unaudited Pro Forma Condensed Combined Financial Information

The section entitled “Unaudited Pro Forma Condensed Combined Financial Information” of the Proxy Statement/Prospectus is amended and restated as set forth below:

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X (“Article 11”). The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination contemplated in the Business Combination Agreement, including the Mergers, comprising the SPAC Merger between LAMF and Assetco and the Acquisition Merger between Merger Sub and Nuvo, and the Interim Financing, which is recorded in the pro forma adjustments to the unaudited pro forma combined balance sheet as described in Note 3 below.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 gives pro forma effect to the Business Combination, as described and defined below, as if it had been consummated as of that date. The unaudited pro forma condensed combined statements of comprehensive loss for the six months ended June 30, 2023 and the year ended December 31, 2022, give pro forma effect to the Business Combination as if it had occurred as on January 1, 2022.

The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes, which should be read in conjunction with, the following included elsewhere in this proxy statement/prospectus:

●	Nuvo’s unaudited consolidated financial statements and related notes as of and for the six months ended June 30, 2023.

●	LAMF’s unaudited financial statements and related notes as of and for the six months ended June 30, 2023.

●	Nuvo’s audited statements of operations for the year ended December 31, 2022.

●	LAMF’s audited statements of operations for the year ended December 31, 2022.

●	Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nuvo.

●	Management’s Discussion and Analysis of Financial Condition and Results of Operations of LAMF.

The unaudited condensed combined pro forma adjustments reflecting the consummation of the Business Combination are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the dates of these unaudited pro forma condensed combined financial statements and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material.

This proxy statement/prospectus does not contain, and these unaudited pro forma condensed combined financial statements do not include, financial statements or information, as applicable, with respect to Holdco because Holdco was formed with nominal assets solely to effect the Business Combination, was not in existence during the six month period ended June 30, 2023, had no material assets, no results of operations and no income statement activity during the year ended December 31, 2023, and is not expected to have any material assets, results of operations or income statement activity between June 30, 2023 and the effectiveness of the Registration Statement.

These unaudited pro forma condensed combined financial statements do not take into account the Bridge Financing, which is in process and has not yet been completed as of the date of this proxy statement/prospectus, and will be updated in a subsequent filing once such offering has closed. See “Summary of the Proxy Statement/Prospectus — Nuvo Bridge Financing.”

LAMF Global Ventures Corp I (“LAMF”)

LAMF is a blank check company incorporated on July 20, 2021, as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, or reorganization or similar business combination with one or more businesses or entities. On November 16, 2021, LAMF consummated its initial public offering (“IPO”) of 25,300,000 units (“Units”) at a price of $10.00 per Unit, generating total gross proceeds of $253 million. Each Unit consists of one LAMF Class A Ordinary Share (“Public Shares”), and one-half of one redeemable warrant (“Public Warrants”), with each whole Public Warrant entitling the holder thereof to purchase one Class A ordinary share for $11.50 per share.

Prior to the consummation of the IPO, on September 3, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover formation costs in exchange for an aggregate of 7,666,667 Founder Shares. On November 10, 2021, LAMF completed a share capitalization pursuant to which an additional 766,666 Founder Shares were issued to the Sponsor, resulting in an aggregate of 8,433,333 Founder Shares outstanding.

Simultaneously with the Closing of the IPO, LAMF consummated the sale of 1,106,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to our Sponsor, generating gross proceeds of approximately $11.1 million. Each Private Placement Unit consists of one LAMF Class A Ordinary Share (the “Private Placement Shares”), and one-half of one redeemable warrant (the “Private Placement Warrants”).

On May 11, 2023, the holders of 22,347,384 Public Shares exercised their right to redeem their shares for cash for a price of approximately $10.52 per share, for an aggregate redemption amount of approximately $235.1 million. After the satisfaction of such redemptions, the Trust Account balance was approximately $31.0 million.

On January 8, 2024, the LAMF Board elected to extend the date by which LAMF has to consummate a business combination from January 16, 2024 to February 16, 2024. LAMF’s amended and restated memorandum and articles of association provides that the Company has the right to extend the Deadline Date up to three additional times for an additional one month each time, from February 16, 2024, the current Deadline Date, to up to May 16, 2024.

Nuvo Group Ltd. (“Nuvo”)

Incorporated in June 2006 and headquartered in Israel, Nuvo is a women’s health and connected pregnancy care company, and has developed INVU by Nuvo, an FDA-cleared, prescription-initiated, remote pregnancy monitoring platform that enables the delivery of remote NSTs, MHR, and FHR monitoring, helping expectant mothers adhere to their prescribed care plan.

Holdco Nuvo Group D.G Ltd. (“Holdco”)

Holdco, a limited liability company organized under the laws of the State of Israel, was incorporated on July 20, 2023, for the sole purpose of effectuating the Transactions. Holdco has no material assets and does not operate any businesses. The historical audited financial statements of Holdco as at July 20, 2023 and as at December 31, 2023, included in this proxy statement/prospectus, were prepared in accordance with U.S. GAAP and are denominated in U.S. dollars. Following consummation of the Business Combination, Holdco will be the parent holding company of Acquisition Surviving Sub and the SPAC Surviving Company, and a SEC registrant.

Holdco prepares its financial statements in accordance with U.S. GAAP and its reporting currency is denominated in U.S. dollars. Accordingly, the unaudited pro forma condensed combined financial information of Holdco as of and for the six months ended June 30, 2023, and the year ended December 31, 2022 are prepared using a reporting currency of U.S. dollars.

Nuvo Assetco Corp. (“Assetco”)

Assetco is a Cayman Islands exempted company wholly owned by Holdco. Assetco was incorporated to merge with LAMF.

H.F.N Insight Merger Company Ltd. (“Merger Sub”)

Merger Sub is a limited liability company under the laws of the State of Israel, wholly owned by LAMF. Merger Sub was incorporated to merge with Nuvo.

Description of the Merger

On August 17, 2023, the foregoing parties entered into the Business Combination, pursuant to which, (i) one day prior to the Closing, LAMF will merge with Assetco, with Assetco continuing as the surviving entity (“SPAC Surviving Company”) of the SPAC Merger, and each LAMF Class A Ordinary Share issued and outstanding immediately prior to the effective time of the SPAC Merger will be automatically cancelled and converted into the right to receive one Holdco Ordinary Share, and (ii) on the Closing Date, Merger Sub shall merge into Nuvo, with Nuvo continuing as the surviving entity (“Acquisition Surviving Sub”) of the Acquisition Merger, and each Nuvo Share and each Nuvo Crossover Preferred Share, issued and outstanding immediately prior to the effective time of the Acquisition Merger will be automatically cancelled and converted into the right to receive a number of Holdco Ordinary Shares or Holdco Preferred Shares, respectively, as determined by the Equity Exchange Ratio. The Equity Exchange Ratio is equal to the equity value per share (determined by dividing an aggregate Equity Value of approximately $300 million following Nuvo’s execution of the Philips MPA, by the fully diluted share capital of Nuvo), divided by $10.20 per share. Subsequent to the Mergers, the SPAC Surviving Company will distribute any amounts remaining in the Trust Account to Holdco and will then be liquidated.

The equity exchange and financing related matters associated with the SPAC Merger and the Acquisition Merger are summarized as below. For additional information see “The Business Combination Agreement.”

LAMF Shareholders Merger Consideration

●	At the SPAC Effective Time, by virtue of the SPAC Merger and without any action on the part of LAMF, Assetco or any holder of any LAMF Securities or shares of Assetco, all LAMF Class A Ordinary Shares that are owned by LAMF, Merger Sub or any wholly owned subsidiary of LAMF immediately prior to the SPAC Effective Time shall automatically be canceled, and no other consideration shall be delivered or deliverable in exchange therefor;

●	Each other LAMF Class A Ordinary Share issued and outstanding immediately prior to the SPAC Effective Time will be automatically converted into a number of validly issued, fully paid and non-assessable Holdco Ordinary Shares based on the SPAC Exchange Ratio equal to 1.00 (provided, however, that if LAMF and Nuvo mutually agree, for Nasdaq or other applicable exchange listing purposes, then the SPAC Exchange Ratio may be some ratio other than 1.00, in which case any other ratios described in the Business Combination Agreement that would be impacted by such change shall be proportionately adjusted);

●	At the SPAC Effective Time, each ordinary share of Assetco shall be converted into one ordinary share of the SPAC Surviving Company, which shall constitute the only outstanding share capital of the SPAC Surviving Company;

●	At the SPAC Effective Time, each Public Warrant that is outstanding immediately prior to the Closing shall be converted into and become the right to receive a warrant to purchase one Holdco Ordinary Share with the same terms as the Public Warrants (other than the fact that it is exercisable for a Holdco Ordinary Share) and shall be governed by the Warrant Assignment, Assumption and Amendment Agreement;

●	At the SPAC Effective Time, each Private Placement Warrant that is outstanding immediately prior to the SPAC Effective Time shall be converted into and become the right to receive a warrant to purchase one Holdco Ordinary Share with the same terms as the Private Placement Warrants (other than the fact that it is exercisable for a Holdco Ordinary Share) and shall be governed by the Warrant Assignment, Assumption and Amendment Agreement.

Nuvo Shareholders Merger Consideration

●	At the Acquisition Effective Time, by virtue of the Acquisition Merger and without any action on the part of Nuvo, Merger Sub or any holders of Nuvo Shares or capital stock of Merger Sub, all Nuvo Treasury Shares outstanding immediately prior to the Acquisition Effective Time, if any, shall be deemed to have been transferred to Assetco and no consideration shall be delivered or deliverable in exchange therefor;

●	Each Nuvo Share issued and outstanding immediately prior to the Acquisition Effective Time (except for Nuvo Treasury Shares and including, for the avoidance of doubt, any outstanding Nuvo Shares issued upon conversion of the Nuvo SAFEs or Nuvo Convertible Loans or exercise of Nuvo Warrants, in each case to the extent issued and outstanding at the time of the Acquisition Effective Time) will, by virtue of the Acquisition Merger and upon the terms and subject to the conditions set forth in the Business Combination Agreement, automatically be deemed to have been transferred to Assetco and automatically deemed for all purposes to represent only the right to receive a number of Holdco Ordinary Shares equal to the Equity Exchange Ratio, and as of the Acquisition Effective Time, each holder thereof shall cease to have any other rights in or to Nuvo or the Acquisition Surviving Sub;

●	Each Nuvo Crossover Preferred Share issued and outstanding immediately prior to the Acquisition Effective Time (except for Nuvo Treasury Shares) will, by virtue of the Acquisition Merger and upon the terms and subject to the conditions set forth in the Business Combination Agreement, automatically be deemed to have been transferred to Assetco and automatically deemed for all purposes to represent only the right to receive a number of Holdco Preferred Shares equal to the Equity Exchange Ratio, and as of the Acquisition Effective Time, each holder thereof shall cease to have any other rights in or to Nuvo or the Acquisition Surviving Sub;

●	Unless otherwise exercised into Nuvo Shares prior to the Acquisition Effective Time, each Nuvo Warrant issued and outstanding immediately prior to the Acquisition Effective Time, will, by virtue of the Acquisition Merger and upon the terms and subject to the conditions set forth in the Business Combination Agreement, be assumed by Holdco, and each such Nuvo Warrant shall be converted into a Converted Warrant to purchase Holdco Ordinary Shares, which warrant shall continue to have and be subject to the same terms and conditions as were applicable to such Nuvo Warrant immediately before the Acquisition Effective Time (including expiration date and exercise provisions), except that: (i) each Converted Warrant shall be exercisable for that number of Holdco Ordinary Shares equal to the product (rounded down to the nearest whole number) of (A) the number of Nuvo Shares subject to the Nuvo Warrant immediately before the Acquisition Effective Time multiplied by (B) the Equity Exchange Ratio and (ii) the per share exercise price for each Holdco Ordinary Share issuable upon exercise of the Converted Warrant shall be equal to the quotient obtained by dividing (A) the exercise price per Nuvo Share of such Nuvo Warrant immediately before the Acquisition Effective Time by (B) the Equity Exchange Ratio;

●	Each Nuvo SAFE will be automatically converted into Nuvo Shares immediately prior to the Acquisition Effective Time pursuant to the terms of such Nuvo SAFEs, which will then be converted to Holdco Ordinary Shares at the Equity Exchange Ratio;

●	The outstanding principal and accrued interest on each outstanding Nuvo Convertible Loan shall be automatically converted into Nuvo SAFEs pursuant to the terms of the Nuvo Loan Amendment, and such Nuvo SAFEs shall be automatically converted into Nuvo Shares and subsequently Holdco Ordinary Shares as described in the immediately preceding bullet.

Accounting for the Business Combination

Nuvo has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances under both No Redemption and Maximum Redemption (as described below):

●	Nuvo’s existing shareholders are expected to have the greatest voting interest in the combined entity, excluding the dilutive effect of preferred shares, warrants, and options, under the No Redemption and Maximum Redemption scenarios with approximately 65.5% and 71.4% voting interest, respectively. On a fully diluted basis, Nuvo’s existing shareholders will have 50.3% and 53.0% ownership under the No Redemption and Maximum Redemption scenarios, respectively. Nuvo’s existing shareholders, therefore, are expected to have control over Holdco’s business following consummation of the Business Combination.

●	Nuvo’s existing shareholders will have the ability to control decisions regarding election and removal of the majority of the Holdco Board.

●	Nuvo’s senior management will be the senior management of Holdco.

●	The combined company name will be changed to Nuvo’s current name at the closing.

Accordingly, the transaction is accounted for as a reverse recapitalization, with LAMF being treated as the “acquired” company for financial reporting purposes. For accounting purposes, the reverse recapitalization will be the equivalent of Nuvo issuing shares for the net assets of LAMF, accompanied by a recapitalization as Holdco. As a result of the Business Combination being an in-substance capital transaction, Holdco’s qualifying transaction costs will be treated as an equivalent to equity issuance costs, reflected as a reduction to additional paid-in capital, rather than as an expense, in the unaudited pro forma condensed combined financial information. The net assets of both LAMF and Nuvo will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization will be those of Nuvo.

Outstanding vested and unvested share-based awards of Nuvo will be converted into the right to receive upon vesting or exercise such awards for Holdco Ordinary Shares. Because no terms of such share-based awards are modified upon consummation of the Business Combination, no accounting impact for such outstanding awards is currently expected.

The Public Warrants and Private Placement Warrants of LAMF are not expected to be modified as a result of the Business Combination and are expected to be continued to be treated as equity in Holdco’s financial statements.

Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11. The adjustments presented on the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of Holdco upon consummation of the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the applicable companies been combined as of and for the period(s) presented in the unaudited pro forma condensed combined financial information, and you should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies been so combined or Holdco’s future results. Nuvo and LAMF have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial information of Nuvo has been adjusted to give effect to material subsequent events for the purposes of the unaudited pro forma condensed combined financial information.

The redemption scenarios described below are performed based on the Trust Account figures as of June 30, 2023, which included $31.2 million of cash and accrued interest held in the Trust Account and 2,952,616 outstanding LAMF Class A Ordinary Shares held by Public Shareholders. This results in an implied redemption price per share of $10.54. On May 11, 2023, as part of the approval of the Extension Proposal, LAMF approved the conversion of 8,433,333 LAMF Class B Ordinary Shares to 8,433,333 LAMF Class A Ordinary Shares (the “Founder Share Conversion”). Further, 22,347,384 LAMF Class A Ordinary Shares were redeemed for approximately $235.0 million at a value of $10.52 per share, based on Trust Account figures at the time of redemption. As a result, there were 12,491,949 LAMF Class A Ordinary Shares outstanding following the approval of the Extension Proposal and, as of June 30, 2023, there were no LAMF Class B Ordinary Shares outstanding. Of the 12,491,949 LAMF Class A Ordinary Shares, 9,539,333 shares are not subject to redemption, which include 1,106,000 shares held by the Sponsor and 8,433,333 shares converted in the Founder Share Conversion that are held by the Sponsor, LAMF’s independent directors and LAMF Insiders. The above is the basis of the redemptions described in each scenario:

●	No Redemption Scenario – This scenario assumes no redemptions of the currently outstanding 12,491,949 LAMF Class A Ordinary Shares in connection with the Business Combination.

●	Maximum Redemption Scenario – This scenario assumes redemptions of 2,952,616 LAMF Class A Ordinary Shares in connection with the Business Combination that would be at approximately $10.54 per share based on Trust Account figures as of June 30, 2023.

The following table presents the anticipated ownership of Holdco immediately following the Closing, which does not give effect to the potential exercise of any unvested warrants, the Holdco Preferred Shares or any of Nuvo’s equity awards assumed by Holdco and otherwise assumes the following redemption scenarios:

	Share Ownership in Holdco
	No Redemption Scenario(1)		Maximum Redemption Scenario(2)
Shareholders	Number of Holdco Ordinary Shares	Percentage of Holdco Share Capital	Number of Holdco Ordinary Shares	Percentage of Holdco Share Capital
LAMF Public Shareholders	2,952,616	8.1%	-	-%
Sponsor(3)	9,539,333	26.4%	9,539,333	28.6%
Nuvo Shareholders(4)	23,765,438	65.5%	23,765,438	71.4%
Total	36,257,387	100.0%	33,304,771	100.0%
Total Preferred Shares(5)	1,850,126		1,850,126

(1)	The “No Redemption Scenario” assumes there will be no redemption of LAMF Class A Ordinary Shares after June 30, 2023.
(2)	The “Maximum Redemption Scenario” gives effect to the redemption of 2,952,616 LAMF Class A Ordinary Shares.
(3)

Includes 1,106,000 shares held by the Sponsor and 8,433,333 Founder Shares held by the Sponsor, LAMF’s independent directors and LAMF Insiders. The 8,433,333 Founder Shares were converted from Class B Ordinary Shares to Class A Ordinary Shares through the Founder Share Conversion. As of June 30, 2023 there were no LAMF Class B Ordinary Shares outstanding.

(4)	The number of shares reflects the conversion of the SAFE liability and the Nuvo Convertible Loans to Holdco Ordinary Shares based on the conversion ratio of 6.4 as of June 30, 2023.
(5)	The Holdco Preferred Shares are not included in the weighted average ordinary shares for the purpose of calculating loss per share because they do not participate in losses.

If the actual facts are different than these assumptions, the ownership percentage retained by the LAMF Shareholders in the post-combination company will be different from the above-stated ownership percentage.

Unaudited Pro Forma Condensed Combined Pro Forma Balance Sheet
as of June 30, 2023

(in thousands, except per share data)

	LAMF					Assuming No Redemptions			Assuming Maximum Redemptions
	Global Ventures Corp. 1 (Historical)	Nuvo (Historical)	Holdco Nuvo Group D.G Ltd.	Subsequent Event Adjustments		Transaction Pro Forma Adjustments		Pro Forma Combined Balance	Additional Transaction Pro Forma Adjustments		Pro Forma Combined Balance
ASSETS
Current Assets:
Cash and cash equivalents	$39	407	-	$13,238	A	$12,269	J	25,953	(31,232)	U	$-
									5,279	V
Inventory	-	572	-	-		-		572	-		572
Accounts receivable	-	976	-	-		-		976	-		976
Prepaid expenses	251	-	99	(99)	B	-		251	-		251
Total current assets	290	1,955	99	13,139		12,269		27,752	(25,953)		1,799
Restricted cash (non-current)	-	27	-	-		-		27	-		27
Property and equipment, net	-	796	-	-		-		796	-		796
Other asset, net	-	314	-	-		-		314	-		314
Severance pay fund	-	173	-	-		-		173	-		173
Cash and Investments in Trust Account	31,232	-	-	-		(31,232)	K	-	-		-
Reimbursement receivable	2,975	-	-	(2,975)	C	-		-	-		-
Total Assets	$34,497	3,265	99	$10,164		$(18,963)		29,062	(25,953)		$3,109
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accruals:
Trade	$-	979	-	$-		$-		979	-		$979
Other	-	4,773	-	-		-		4,773	5,279	V	$10,052
Due to Sponsor	88	-	-	-		(88)	L	-	-		-
Sponsor advance	108	-	-	-		(108)	L	-	-		-
Non-redemption liability	304	-	-	-		(304)	M	-	-		-
Commitment to shareholder	-	911	-	-		-		911	-		911
Other current liabilities	-	-	99	(99)	D	-		-	-		-
SAFE liability	-	17,181	-	-		(17,181)	N	-	-		-
Working Capital Loans	-	-	-	1,200	W	-		1,200	-		1,200
Convertible Loans	-	11,566	-	4,896	E	(10,182)	N	6,280	-		6,280
Cross Over preferred-liability	-	10,743	-	(10,743)	F	-		-	-		-
Accrued expenses	2,899	-	-	-		(2,899)	L	-	-		-
Total current liabilities	3,399	46,153	99	(4,746)		(30,762)		14,143	5,279		19,422
Deferred underwriting fee payable	9,915	-	-	(9,915)	G	-		-	-		-
Deferred advisory fees payable	2,975	-	-	-		(2,975)	C	-	-		-
Accrued severance pay	-	371	-	-		-		371	-		371
Total liabilities	16,289	46,524	99	(14,661)		(33,737)		14,514	5,279		19,793

Holdco Preferred Shares	-	-	-	17,984	H	-		17,984	-		17,984
Ordinary Shares subject to possible redemption	31,132	-	-	-		(31,132)	O	-	-		-
Total ordinary shares subject to possible redemption	31,132	-	-	17,984		(31,132)		17,984	-		17,984

Shareholders’ equity:
Nuvo Ordinary Shares	-	39	-	-		(39)	P	-	-		-
LAMF Ordinary Shares Class A	1	-	-	-		(1)	Q	-	-		-
LAMF Ordinary Shares Class B	-	-	-	-		-		-	-		-
Holdco Ordinary Shares	-	-	-	-		27,707	R	27,707	-		27,707
Additional paid-in capital	294	73,773	-	9,765	B,C,G,I	5,020	S	88,852	(31,232)	U	57,620
Accumulated deficit	(13,219)	(117,071)	-	(2,924)	I	13,219	T	(119,995)	-		(119,995)
Total shareholders’ equity	(12,924)	(43,259)	-	6,841		45,906		(3,436)	(31,232)		(34,668)
Total liabilities and shareholders’ deficit	$34,497	3,265	99	$10,164		$(18,963)		29,062	(25,953)		3,109

Unaudited Pro Forma Condensed Combined Pro Forma Income Statement

for the Six Months Ended June 30, 2023

(in thousands, except per share data)

	LAMF Global					Assuming No Redemptions			Assuming Maximum Redemptions
	Ventures Corp. 1 (Adjusted)	Nuvo (Historical)	Holdco Nuvo Group D.G Ltd.	Subsequent Event Adjustments		Transaction Pro Forma Adjustments		Combined Total Pro Forma	Transaction Pro Forma Adjustments	Pro Forma Combined
Revenue	$-	$49	$-	$-		$-		$49	-	$49
Cost of revenues:	-	(100)	-	-		-		(100)	-	(100)
Gross profit (loss)	$-	$(51)	$-	$-		$-		$(51)	-	$(51)
Cost and expenses
Research and development, net	$-	(4,581)	-	-		-		$(4,581)	-	$(4,581)
Sales and marketing	-	(1,757)	-	-		-		(1,757)	-	(1,757)
General and administrative	(2,979)	(2,199)	-	(2,924)	AA	-		(8,102)	-	(8,102)
Loss from operations	(2,979)	(8,588)	-	(2,924)		-		(14,490)	-	(14,490)
Change in fair value of financial instruments	-	2,155	-	-		(2,155)	AB	-	-	-
Other financial expenses, net	-	(16)	-	-		-		(16)	-	(16)
Dividend income	115	-	-	-		(115)	AC	0	-	0
Interest income	4,132	-	-	-		(4,132)	AC	(0)	-	(0)
Change in fair value of derivatives	(11)	-	-	-		11	AD	0	-	0
Total comprehensive income (loss)	$1,258	$(6,449)	$-	$(2,924)		$(6,391)		$(14,506)	-	$(14,506)

Ordinary Shares (Income) Loss per Share:
Basic and Diluted weighted average shares outstanding (Class A)	22,639,213	17,098,834	-
Income (loss) per share	$0.04	$(0.38)	$-

Basic and Diluted weighted average shares outstanding (Class B)	6,150,276
Income per share	$0.04

	Assuming No Redemption	Assuming Max Redemption
Ordinary Shares Income (Loss) per Share:
Net loss attributable to Ordinary Shareholders, basic and diluted	$(14,506)	$(14,506)
Basic and Diluted weighted average shares outstanding	36,257,387	33,304,771
Loss per share	$(0.40)	$(0.44)

Unaudited Pro Forma Condensed Combined Pro Forma Income Statement
for the Year ended December 31, 2022
(in thousands, except per share data)

	LAMF Global		Assuming No Redemptions			Assuming Maximum Redemption
	Ventures Corp. 1 (Adjusted)	Nuvo (Historical)	Transaction Pro Forma Adjustments		Combined Total Pro Forma	Transaction Pro Forma Adjustments	Pro Forma Combined
Cost and expenses
Research and development, net	$-	$9,893	$-		$9,893	-	$9,893
Sales and marketing	-	4,752	-		4,752	-	4,752
General and administrative	1,690	6,161	-		7,851	-	7,851
Total costs and expenses	1,690	20,806	-		22,496	-	22,496
Change in FV of financial instruments	-	(971)	971	AA	-	-	-
Financial expenses	-	69	-		69	-	69
Dividend income	(753)	-	753	AB	-	-	-
Interest income	(3,188)	-	3,188	AB	-	-	-
Loss (income) before income taxes	(2,251)	19,904	4,912		22,565	-	22,565
Income taxes	-	775	-		775	-	775
Net loss (income)	$(2,251)	$20,679	$4,912		$23,340	-	$23,340
Total comprehensive loss (income)	$(2,251)	$20,679	$4,912		$23,340	-	$23,340

Ordinary Shares Loss (income) per Share:
Basic and Diluted weighted average shares outstanding (Class A)	26,406,000	17,023,397
Loss (income) per share	$(0.06)	$1.21

Basic and Diluted weighted average shares outstanding (Class B)	8,433,333
Income per share	$(0.06)

	Assuming No Redemption	Assuming Max Redemption
Ordinary Shares Loss per Share:
Net Loss Attributable to Ordinary Shareholders, basic and diluted	$(23,340)	$(23,340)
Basic and Diluted weighted average shares outstanding	40,346,948	37,394,332
Loss per share	$(0.58)	$(0.62)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, LAMF will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Nuvo issuing shares in exchange for the net assets of LAMF, accompanied by a recapitalization as Holdco. The net assets of LAMF will be recognized at carrying value, with no goodwill or other intangible assets recorded. Therefore, any change in the Equity Exchange Ratio will not impact the pro forma condensed combined financial statements because Nuvo will account for the acquisition of LAMF based on the amount of net assets acquired upon consummation of the Business Combination.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, assumes that the Business Combination occurred on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 presents the pro forma effect of the Business Combination as if it had been completed on January 1, 2022. These financial statements are presented on the basis of Nuvo as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, has been prepared using, and should be read in conjunction with, the following:

●	LAMF’s unaudited balance sheet as of June 30, 2023, and the related notes, included elsewhere in this proxy statement/prospectus; and

●	Nuvo’s unaudited consolidated balance sheet as of June 30, 2023, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 have been prepared using, and should be read in conjunction, with the following:

●	LAMF’s unaudited statement of operations for the six months ended June 30, 2023, and audited statement of operations for the year ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus; and

●	Nuvo’s unaudited consolidated statement of comprehensive loss for the six months ended June 30, 2023, audited consolidated statement of comprehensive loss for the year ended December 31, 2022, and the related notes, included elsewhere in this proxy statement/prospectus.

LAMF’s management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The related Transaction Accounting Adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Holdco’s financial condition and results of operations as if the Business Combination was completed on the dates indicated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. LAMF believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination (“Management Adjustments”). LAMF has elected not to present Management Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the financial statements and notes thereto of each of LAMF and Nuvo included elsewhere in this proxy statement/prospectus.

Pursuant to LAMF’s amended and restated Articles of Association, LAMF’s public shareholders may demand that LAMF redeem their LAMF Class A Ordinary Shares for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a public shareholder properly demands redemption of their LAMF Class A Ordinary Shares, LAMF will redeem each LAMF Class A Ordinary Share for cash equal to the public shareholder’s pro rata portion of the Trust Account, calculated as of four to five business days prior to the anticipated consummation of the Business Combination.

The redemption scenarios described below are performed based on the Trust Account figures as of June 30, 2023, which included $31.2 million of cash and accrued interest held in the Trust Account, and 2,952,616 outstanding LAMF Class A Ordinary Shares. This results in an implied redemption price per share of $10.54. On May 11, 2023, as part of the approval of the Extension Proposal, LAMF approved the conversion of 8,433,333 LAMF Class B Ordinary Shares to 8,433,333 LAMF Class A Ordinary Shares (the “Founder Share Conversion”). Further, 22,347,384 LAMF Class A Ordinary Shares were redeemed for approximately $235.0 million at a value of $10.52 per share, based on Trust Account figures at the time of redemption. As a result, there were 12,491,949 LAMF Class A Ordinary Shares outstanding following the approval of the Extension Proposal and, as of that date, there are no LAMF Class B Ordinary Shares outstanding. Of the 12,491,949 LAMF Class A Ordinary Shares, 9,539,333 shares are not subject to redemption, which include 1,106,000 shares held by the Sponsor and 8,433,333 shares converted in the Founder Share Conversion that are held by the Sponsor, LAMF’s independent directors and LAMF Insiders. The above is the basis of the redemptions described in each scenario:

●	No Redemption Scenario – This scenario assumes no redemptions of the currently outstanding 12,491,949 LAMF Class A Ordinary Shares in connection with the Business Combination.

●	Maximum Redemption Scenario – This scenario assumes redemptions of 2,952,616 LAMF Class A Ordinary Shares held by Public Shareholders in connection with the Business Combination at a value of approximately $10.54 per share based on Trust Account figures as of June 30, 2023.

The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

Note 2 – Accounting Policies

Upon consummation of the Business Combination, Holdco management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which could have a material impact on the financial statements of Holdco.

Note 3 – Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The historical audited financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that directly reflect the accounting for the transaction. Nuvo and LAMF have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the estimated number of Holdco shares outstanding, assuming the Business Combination occurred on January 1, 2022, inclusive of the adjustments described below.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023, are as follows:

(A)	Represents $7.2 million of proceeds to be received from the issuance of 1,850,126 Nuvo Crossover Preferred Shares, at $7.03 per share, which excludes the early deposits of $5.8 million described in Note 3 (F) already reflected at June 30, 2023. Additionally, represents $6.3 million of proceeds received from the issuance of Nuvo Convertible Loans, represents $1.4 million repayment of certain Nuvo Convertible Loans, and $0.1 million repayment of Holdco deferred offering costs. Further, represents $1.2 million of proceeds received by LAMF from the issuance of Working Capital Loans.

(B)	Represents $0.1 million of deferred offering costs adjusted against additional paid in capital.

(C)	Represents $2.9 million of deferred advisory fees to be paid upon consummation of the Business Combination, which will not be reimbursed by the underwriters due to the fact that the underwriting fee was waived.

(D)	Represents $0.1 million of deferred offering costs paid by Nuvo adjusted against cash and cash equivalents.

(E)	Represents repayment of $1.4 million of the principal balance related to certain Nuvo Convertible Loans. Further represents proceeds of $6.3 million received from the issuance of additional Nuvo Convertible Loans.

(F)	Represents the derecognition of the contingent forward contract and the mezzanine classified Nuvo Crossover Preferred Shares. Nuvo is currently finalizing its accounting analysis of the Crossover Preferred Shares, and specifically, whether following the issuance of the preferred shares, they will remain a liability or will be classified as mezzanine.

(G)	Reflects the waiver of $9.9 million of deferred underwriting fees incurred during LAMF’s IPO due upon completion of the Business Combination.

(H)	Represents adjustments to capture fair value of Holdco Preferred Shares upon the reclassification of the contingent forward contract and the remaining $7.2 million proceeds received from the issuance of 1,850,126 Nuvo Crossover Preferred Shares.

(I)	Reflects the expense of $2.9 million incurred upon the issuance of Ordinary Warrants. Nuvo is currently finalizing its accounting analysis of the Ordinary Warrants, and specifically, whether it is classified in equity or liabilities.

(J)	Represents adjustment to cash as follows, assuming no redemptions:

	(In thousands)
Release of cash from Trust Account	$31,232	(i)
Payment of transaction expenses	(12,893)	(ii)
Payment and reimbursement of advisory fees	(2,975)	(iii)
Payment of accrued and other expenses	(3,095)	(iv)
Total	$12,269

(i) –	Represents the reclassification of cash equivalents held in the Trust Account and to reflect that the cash equivalents are available to effectuate the transaction or to pay redeeming LAMF public shareholders.
(ii) –	Represents preliminary estimated transaction costs of Nuvo of approximately $5.2 million for legal, financial advisory and other professional fees incurred in consummating the Business Combination. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in additional paid-in capital for transaction costs incurred by Nuvo.

Additionally, this includes estimated transaction costs of LAMF in the amount of $7.6 million. The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash, with a corresponding increase in accumulated deficit, as these costs are expensed as incurred. The total transaction costs for LAMF and Nuvo are approximately $12.8 million.

(iii) –	As mentioned in Note 3(C) above, the payment and reimbursement of advisory fees are adjustments that amount to $2.9 million, which was to be upon consummation of the Business Combination. However, this advisory fee will no longer be reimbursed by the underwriters due to the fact that the underwriting fee was waived.
(iv) –	Represents liabilities incurred from the Business Combination such as due to Sponsor, Sponsor advance (the Sponsor advanced funds to cover the cost of certain regulatory fees incurred by LAMF), and accrued expenses payable.

(K)	Represents the reclassification of cash equivalents held in the Trust Account and to reflect that the cash equivalents are available to effectuate the transaction or to pay redeeming LAMF public shareholders.

(L)	Represents payments related to accrued expenses and payables to be settled upon Closing.

(M)	Represents settlement of the non-redemption liability to HoldCo Ordinary Shares which will terminate upon the expiration of the Sponsor and LAMF Insiders non-redemption agreements in connection with the Closing.

(N)	Represents the conversion of the aggregate outstanding principal amount of, and accrued but unpaid interest on, Nuvo Convertible Loans into related SAFEs, then the corresponding conversion of these SAFEs into Holdco Ordinary Shares upon the completion of the Acquisition Merger. The conversion of the Nuvo Convertible Loans and SAFEs into Holdco Ordinary Shares is based on the conversion ratio in effect as of June 30, 2023, (refer to Exhibit 1.8 presenting the anticipated ownership of Holdco) and will result in the issuance of 4,638,787 Holdco Ordinary Shares which amounts to a $27.4 million reclassification from Convertible Loans and SAFE liability to Holdco Ordinary Shares.

(O)	Reflects the reclassification of LAMF Ordinary Shares, subject to possible redemption, from mezzanine to permanent equity, assuming no redemptions. The unaudited Pro Forma Condensed Combined Balance Sheet reflects the reclassification with a corresponding increase to additional paid-in capital.

(P)	Represents conversion of Nuvo Shares into Holdco Ordinary Shares as a result of the Nuvo reverse recapitalization.

(Q)	Represents conversion of LAMF Class A Ordinary Shares to Holdco Ordinary Shares as a result of the Nuvo recapitalization.

(R)	Reflects the following transactions that increase Holdco Ordinary Shares. The unaudited Pro Forma Condensed Combined Balance Sheet reflects the corresponding total increase of $27.7 million to Holdco Ordinary Shares.

(In thousands)
Conversion of SAFE to Holdco Ordinary Shares	$17,181
Recapitalization of Nuvo Ordinary Shares to Holdco Ordinary Shares	39
Conversion of LAMF Class A Ordinary Shares to Holdco Ordinary Shares	1
Settlement of shares by the Sponsor upon closing	304
Conversion of Convertible Loan to Holdco Ordinary Shares	10,182
Total	$27,707

(S)	Reflects the following transactions that increase or decrease additional paid-in capital. The unaudited Pro Forma Condensed Combined Balance Sheet reflects the corresponding total increase of $5.0 million to additional paid-in capital.

	(In thousands)
Acquisition related transaction expenses incurred by Nuvo	$(5,242	)(J)
Reclassification of LAMF’s Redeemable Class A Ordinary Shares	31,132	(J)
Reclassification of LAMF’s historical retained earnings balance into additional paid-in capital	(13,219	)(i)
Acquisition related transaction expenses incurred by LAMF	(7,652	)(J)
Total	5,019

(i)	Represents $13.2 million reclassification of LAMF’s historical retained earnings to additional paid-in capital as part of the reverse recapitalization.

(T)	Represents adjustments of $13.2 million to retained earnings due to the elimination of LAMF’s historical retained earnings and the elimination of interest expense due to the conversion of debt to ordinary shares.

	(In thousands)
Elimination of historical LAMF retained earnings	$13,219	(S)(i)
Total	13,219

(U)	Represents the maximum payment that could be made to redeeming LAMF Class A Ordinary Shares. The maximum amount of redemptions assumed is 2,952,616 shares at a price of approximately $10.54 per share, excluding the non-redeemable, outstanding LAMF Class A Ordinary Shares of 9,359,333. The unaudited Pro Forma Condensed Combined Balance Sheet reflects the redemption with a corresponding decrease of $31.2 million to additional paid in-capital.

(V)	Reflects the amount of negative cash reclassified to accounts payable. Holdco expects to negotiate with vendors to defer or pay these balances shortly after closing with funds from additional capital raises.

(W)	Reflects the liability for the Working Capital Loan received by LAMF.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2023, and year ended December 31, 2022 are as follows:

(AA)	Represents the expense of $2.9 million incurred upon the issuance of Ordinary Warrants.

(AB)	Represents the elimination of the change in fair value of the Company’s Convertible Loans and SAFE financial instruments of $2.2 million for the six months ended June 30, 2023, and $0.9 million for the year ended December 31, 2022.

(AC)	Represents the elimination of the interest income and dividend income earned from the investments held in the Trust Account of $4.2 million for the six months ended June 30, 2023, and $3.9 million for the year ended December 31, 2022.

(AD)	To reflect the elimination of the change in fair value of derivatives held.

Note 4 – Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination, including related proposed equity purchases, is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. If the maximum number of ordinary shares of LAMF are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming the no redemptions and maximum redemptions scenarios:

	Assuming No Redemptions	Assuming Maximum Redemptions
(Net loss presented in thousands of dollars)	Six months Ended June 30, 2023	Six months Ended June 30, 2023
Ordinary Shares Pro Forma Basic and Diluted Loss Per Share
Pro Forma net loss attributable to ordinary shareholders	$(14,506)	$(14,506)
Weighted average shares outstanding, basic and diluted	36,257,387	33,304,771
Basic and diluted net loss per Ordinary share	$(0.40)	$(0.44)

Ordinary Shares Pro Forma Weighted Average Shares—Basic and Diluted
Ordinary Shares issued to Nuvo shareholders (assuming no cash elections by holders of Nuvo share options)	23,765,438	23,765,438
Ordinary Shares issued to current LAMF public shareholders	2,952,616	-
Ordinary Shares issued to current LAMF shareholders	9,539,333	9,539,333
Holdco Ordinary Shares Pro Forma Weighted Average Shares—Basic and Diluted	36,257,387	33,304,771

As a result of the pro forma net loss, the loss per share amounts exclude the anti-dilutive impacts from the following securities:

●	The 2,874,857 Holdco options and 1,357,572 warrants outstanding as of the close of the Business Combination.

●	The 1,850,126 Holdco Preferred Shares outstanding as of the close of the Business Combination.

●	The 12,650,000 Public Warrants that will be exercisable to purchase Holdco Ordinary Shares at an exercise price of $11.50 per share.

●	The 553,000 Private Placement Warrants that will be exercisable to purchase Holdco Ordinary Shares at an exercise price of $11.50 per share.

●	The 1,442,921 Ordinary Stock Warrants outstanding as of the close of the Business Combination.

Revised Disclosure to Certain Nuvo Relationships and Related Party Transactions

The subsection entitled “Shareholder Support Agreement and Lockup” on page 330 of the Proxy Statement/Prospectus is revised as set forth below:

Shareholder Support Agreement and Lockup

Concurrently with the execution of the Business Combination Agreement, LAMF, Nuvo, Holdco and certain Nuvo Shareholders entered into the Shareholder Support Agreement, pursuant to which such Nuvo Shareholders agreed, among other things, to vote any Nuvo Shares held by them in favor of the Business Combination, the Acquisition Merger, and such other actions as contemplated in the Business Combination Agreement for which the approval of the Nuvo Shareholders is required.

Pursuant to the Shareholder Support Agreement, the Nuvo Lockup Parties will be subject to the Nuvo Lock-up, which generally restricts transfers on the Holdco Ordinary Shares (or any instruments exercisable or exchangeable for, or convertible into, Holdco Ordinary Shares) held by each such Nuvo Lock-up Party as of the Closing Date for the six month period following the Closing Date, subject to certain customary exceptions. With the exception the Nuvo Lockup Exempt Shareholders, who are those Nuvo Shareholders holding less than one percent of the Holdco Ordinary Shares outstanding immediately after Closing and will be exempt pursuant the Amended Articles, all Nuvo Shareholders will be subject to a six month restriction on transfers of Holdco Ordinary Shares and Holdco Preferred Shares effective as of the Closing pursuant to the Amended Articles, subject to exceptions as contained therein. The Holdco securities held by the Nuvo Lockup Exempt Shareholders exempt from the foregoing lockup would be approximately 37.9% of the Holdco Ordinary Shares outstanding immediately after the Closing based on the Maximum Redemption Scenario or approximately 43.0% of the Holdco Ordinary Shares outstanding immediately after the Closing based on the No Redemption Scenario.

Revised Disclosure to Description of Holdco Securities

The first paragraph under the subsection entitled “Share Capital” on page 348 of the Proxy Statement/Prospectus is revised as set forth below:

Share Capital

Our authorized share capital upon the closing of the Business Combination will consist of 500,000,000 Holdco Ordinary Shares, no par value, of which we anticipate 33,304,771 shares will be issued and outstanding (under the Maximum Redemption Scenario) and 10,000,000 Holdco Preferred Shares, no par value, of which 1,850,126 shares will be issued and outstanding.

Revised Disclosure to Shares Eligible for Future Sale

The subsection entitled “Nuvo Lock-up” on page 366 of the Proxy Statement/Prospectus is revised as set forth below:

Nuvo Lock-up

Pursuant to the Shareholder Support Agreement, the Nuvo Lockup Parties will be subject to the Nuvo Lock-up, which generally restricts transfers on the Holdco Ordinary Shares (or any instruments exercisable or exchangeable for, or convertible into, Holdco Ordinary Shares) held by each such Nuvo Lock-up Party as of the Closing Date for the six month period following the Closing Date, subject to certain customary exceptions. Approximately 12,925,037 Holdco Ordinary Shares (including those issuable upon exercise, conversion or exchange of instruments) will be subject to the Nuvo Lock-up.

In addition, subject to certain limited exceptions set forth in the Amended Articles, the Holdco Ordinary Shares and the Holdco Preferred Shares held by Nuvo’s directors and officers and shareholders holding 1% or more of the Holdco Ordinary Shares outstanding immediately after Closing, representing approximately 55.7% of the Holdco Ordinary Shares outstanding immediately after Closing based on the Maximum Redemption Scenario or approximately 49.0% of the Holdco Ordinary Shares outstanding immediately after Closing based on the No Redemption Scenario, however, will be subject to a 180 day restriction on transfers effective as of the closing of the Business Combination pursuant to the Amended Articles.

Revised Disclosure to Beneficial Ownership

The section entitled “Beneficial Ownership” of the Proxy Statement/Prospectus is amended and restated as set forth below:

BENEFICIAL OWNERSHIP OF SECURITIES

The following table shows information known to us regarding (i) the actual beneficial ownership of LAMF Ordinary Shares as of the Record Date, and (ii) the expected beneficial ownership of Holdco Ordinary Shares immediately following consummation of the Business Combination (assuming a No Redemption Scenario and assuming a Maximum Redemption Scenario) by:

●	each person known by LAMF to beneficially own more than 5% of the outstanding LAMF Ordinary Shares immediately prior to the consummation of the Business Combination and each person expected to beneficially own more than 5% of the Holdco Ordinary Shares immediately after the consummation of the Business Combination;

●	each of LAMF’s current executive officers and directors;

●	each person who will become an executive officer or director of Holdco in connection with consummation of the Business Combination; and

●	all executive officers and directors of LAMF as a group pre-Business Combination, and all expected executive directors and officers of Holdco as a group post-Business Combination.

Unless otherwise indicated, LAMF believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the LAMF Warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus.

The calculation of the pre-Business Combination percentage of beneficial ownership is based on 12,491,949 LAMF Ordinary Shares outstanding on September 15, 2023, of which 9,539,333 were LAMF Class A Ordinary Shares held by the Sponsor and the LAMF Insiders.

The expected beneficial ownership of Holdco Ordinary Shares immediately following the consummation of the Business Combination assumes two alternative redemption scenarios:

●	a No Redemption Scenario, which assumes no redemptions of the currently outstanding 12,491,949 LAMF Class A Ordinary Shares in connection with the Business Combination; and

●	a Maximum Redemption Scenario, which assumes redemptions of 2,952,616 LAMF Class A Ordinary Shares in connection with the Business Combination that would be at approximately $10.54 per share based on Trust Account figures as of June 30, 2023, and excluding the 9,539,333 outstanding LAMF Class A Ordinary Shares that are not subject to redemption.

Based on the foregoing assumptions, we estimate that there would be:

●	36,257,387 Holdco Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the No Redemption Scenario; and

●	33,304,771 Holdco Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the Maximum Redemption Scenario.

If the actual facts are different from the foregoing assumptions, the ownership figures for Holdco under the post-Business Combination columns in the table that follows will be different.

	Pre-Business Combination		Post-Business Combination Assuming No Additional Redemption			Post-Business Combination Assuming Maximum Redemption
	Number	Percentage	Number		Percentage	Number		Percentage
Name and Address of Beneficial Owner
LAMF’s Officers, Directors and 5% or More Holders Pre-Business Combination:
LAMF SPAC Holdings I LLC(1)	9,469,333	75.8%	9,469,333		17.1%	9,469,333	(12)	18.1%
Jeffrey Soros(2)	-	-	147,059		*	147,059		*
Simon Horsman(2)	-	-	-		-	-		-
Morgan Earnest(2)	-	-	-		-	-		-
Mike Brown	20,000	*	20,000		*	20,000		*
Adriana Machado	20,000	*	20,000		*	20,000		*
Christina Spade	20,000	*	20,000		*	20,000		*

All directors and executive officers as a group (six individuals)	9,529,333	76.3%	9,676,392		17.5%	9,676,392		18.5%
Directors and Executive Officers of Holdco After Consummation of the Business Combination:**
Robert Powell(3)	106,250	*	139,141		*	139,141		*
Douglas Blankenship	-	-	-		-	-		-
Laurence Klein(4)(5)(6)(7)	3,838,741	19.0%	4,133,528		7.5%	4,133,528		7.9%
Christina Spade	-	*	20,000		*	20,000		*
Amit Reches(8)	179,600	*	167,554		*	167,554		*
Gerald Ostrov(9)	319,156	1.6%	538,170		1.0%	538,170		1.0%
Adriana Machado	-	*	20,000		*	20,000		*
All directors and executive officers as a group (seven individuals)	4,443,747	21.6%	5,018,394		9.1%	5,018,394		9.6%
5% or More Holders:***
LAMF SPAC Holdings I LLC(1)	9,469,333	75.8%	9,469,333	(14)	17.1%	9,469,333	(14)	18.1%
Axxion SA(acting on behalf of the German UCITS Funds “Frankfurter Aktienfonds für Stiftungen”)	1,657,950	8.1%	1,546,747		2.8%	1,546,747		3.0%
Dennis Berman Revocable Trust(10)	1,111,465	5.4%	1,456,087		2.6%	1,456,087		2.8%
Haim Blecher(11)	1,036,928	5.0%	1,321,048		2.4%	1,321,048		2.5%
Nuvo Investors LLC(5)	1,088,741	5.3%	1,501,051		2.7%	1,501,051		2.9%

*	Less than one percent.
**	Other than with respect to Christina Spade and Adriana Machado, the beneficial ownership information of the directors and executive officers of Holdco is based on Nuvo Shares beneficially owned by such persons, assuming the Closing occurs on February 15, 2024.
***	Other than with respect to LAMF SPAC Holdings I LLC or as otherwise noted below, the beneficial ownership information of the 5% of more holders of Holdco is based on Nuvo Shares beneficially owned by such persons, assuming the Closing occurs on February 15, 2024.

(1)

LAMF SPAC Holdings I LLC is the record holder of the shares reported herein. LAMF SPAC I LLC is the managing member of LAMF SPAC Holdings I LLC. LAMF SPAC I LLC has voting and investment discretion with respect to the ordinary shares held of record by LAMF SPAC Holdings I LLC. There are three managing members of LAMF SPAC I LLC. Each managing member has one vote, and the approval of a majority is required to approve an action. Under the so-called “rule of three,” voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and voting or dispositive decisions require the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based on the foregoing, no individual managing member of LAMF SPAC I LLC exercises voting or dispositive control over any of the shares held by the entity, even those in which he holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(2)

Messrs. Soros, Horsman and Earnest are among the members of LAMF SPAC I LLC. Mr. Soros invested $500,000 in connection with the Interim Financing and will be issued Holdco Ordinary Shares upon and subject to the Closing.

(3)	Includes 106,250 Nuvo Shares issuable upon the exercise of options within 60 days following December 31, 2023.
(4)	Consists of 400,000 Nuvo Shares held directly by CTSK Holdings LLC and indirectly by Laurence Klein as Managing Director of CTSK Holdings LLC. Mr. Klein exercises sole voting and investment power with respect to the securities held by CTSK Holdings LLC. The address for CSTK Holdings LLC is 803 Wildwood Road, West Hempstead, NY 11552.
(5)

Consists of (i) 1,088,741 Nuvo Shares held directly by Nuvo Investors LLC and indirectly by Laurence Klein as Managing Director of Nuvo Investors LLC prior to the date of this proxy statement/prospectus and (ii) 520,227 Nuvo Shares Nuvo Investors LLC will receive upon conversion of certain NUVO SAFEs immediately prior to the consummation of the Business Combination. Mr. Klein exercises sole voting and investment power with respect to the securities held by Nuvo Investors LLC. The address for Nuvo Investors LLC is 803 Wildwood Road, West Hempstead, NY 11552.

(6)	Consists of 500,000 Nuvo Shares held directly by Nalay, Inc. and indirectly by Laurence Klein as President of Nalay, Inc. Mr. Klein exercises sole voting and investment power with respect to the securities held by Nalay, Inc. The address for Nalay, Inc. is 803 Wildwood Road, West Hempstead, NY 11552.
(7)	Consists of 400,000 Nuvo Shares held directly by LCK Holdings LLC and indirectly by Laurence Klein as Managing Director of LCK Holdings LLC. Mr. Klein exercises sole voting and investment power with respect to the securities held by LCK Holdings LLC. The address for LCK Holdings LLC is 803 Wildwood Road, West Hempstead, NY 11552.
(8)	Includes 179,600 Nuvo Shares issuable upon the exercise of options within 60 days following December 31, 2023.
(9)	Includes 319,156 Nuvo Shares issuable upon the exercise of options within 60 days following December 31, 2023.
(10)	Consists of (i) 1,111,465 Nuvo Shares held directly by the Dennis Berman Revocable Trust prior to the date of this proxy statement/prospectus, (ii) 157,843 Nuvo shares the Dennis Berman Revocable Trust will receive upon conversion of the Nuvo Crossover Preferred Shares prior to the consummation of the Business Combination and (iii) 80,420 Nuvo Shares the Dennis Berman Revocable Trust will receive upon conversion of certain NUVO SAFEs immediately prior to the consummation of the Business Combination. Mr. Dennis Berman has voting and dispositive power over the ordinary shares held by the Dennis Berman Revocable Trust and may be deemed the beneficial owner of such shares. The address for both Dennis Berman and the Dennis Berman Revocable Trust is 5410 Edson Lane, #220, Rockville, MD 20852 USA.
(11)	Consists of (i) 1,036,928 Nuvo Shares held directly by Mr. Blecher prior to the date of this proxy statement/prospectus, (ii) 85,789 Nuvo Shares Mr. Blecher will receive upon conversion of the Nuvo Crossover Preferred Shares prior to the consummation of the Business Combination and (iii) 104,149 Nuvo Shares Mr. Blecher will receive upon conversion of certain NUVO SAFEs immediately prior to the consummation of the Business Combination.
(12)	In connection with the Extension, the Sponsor agreed to transfer to certain unaffiliated third party investors (i) for the Initial Extension, 333,480 LAMF Class A Ordinary Shares, and (ii) 55,580 Founder Shares for each Additional Monthly Extension, or up to an aggregate of 666,960 LAMF Class A Ordinary Shares if the Initial Extension and all Additional Monthly Extensions are implemented.

--END OF SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS--

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Supplement contains a number of forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this Supplement, including statements regarding LAMF’s, Nuvo’s or Holdco’s future financial position, results of operations, business strategy and plans and objectives of their respective management teams for future operations, are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are also forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “preliminary,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

Forward-looking statements include, without limitation, LAMF’s or Nuvo’s or their respective management teams’ expectations concerning the outlook for their or Holdco’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of Holdco as set forth in the sections of this Supplement. Forward-looking statements also include statements regarding the expected benefits of the Business Combination.

The forward-looking statements are based on the current expectations of the respective management teams of LAMF and Nuvo, as applicable, and are inherently subject to uncertainties and changes in circumstance and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by LAMF and the following important factors:

●	LAMF’s ability to complete the Business Combination, or, if LAMF does not consummate the Business Combination, any other initial business combination;

●	satisfaction or waiver (if applicable) of the conditions to the Business Combination, including, among other things:

○	approval of the Business Combination and the relevant agreements by the LAMF Shareholders;

○	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

●	the outcome of any legal proceedings that may be instituted against LAMF, Nuvo or others following the announcement of the Business Combination and any definitive agreements with respect thereto;

●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of Holdco to grow and manage growth profitability, maintain relationships with customers and suppliers and retain its management team and key employees;

●	costs related to the Business Combination;

●	the projected financial information, anticipated growth rate, and market opportunity for Nuvo, and estimates of expenses and profitability;

●	the ability to meet listing requirements and maintain the listing of Holdco Securities on Nasdaq following the Business Combination;

●	the potential liquidity and trading of public securities of Holdco;

●	the ability to raise financing in the future by Holdco;

●	LAMF’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with LAMF’s business or in approving the Business Combination;

●	the use of proceeds not held in the Trust Account or available to us from interest income on the Trust Account balance;

●	the benefits of the Business Combination;

●	the future financial and operational performance of, and anticipated financial impact on, Holdco following the Business Combination;

●	Nuvo’s growth plans and opportunities;

●	the impact of natural disasters or health epidemics/pandemics, including a resurgence of the COVID-19 pandemic; and

●	geopolitical risk, including the impacts of the ongoing conflict between Russia and Ukraine.

As a result of a number of known and unknown risks and uncertainties, Nuvo’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	Nuvo’s ability to demonstrate the feasibility of its INVU platform for commercial applications;

●	Nuvo’s ability to generate revenue in accordance with its business model;

●	Nuvo’s ability to develop, market and sell its INVU platform;

●	Nuvo’s ability to develop its sales and marketing organization;

●	the success of Nuvo’s strategic partnerships and collaborations;

●	Nuvo’s ability to obtain additional financing to fund its future operations;

●	Nuvo’s ability to continue as a going concern;

●	regulatory developments in the United States and foreign countries;

●	Nuvo’s ability to retain and hire senior management and key personnel; and

●	the other risks described under “Risk Factors”.

These risks and uncertainties include, but are not limited to, those factors described herein under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management teams of LAMF and Nuvo prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

LAMF and Nuvo caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this Supplement.

Neither LAMF nor Nuvo undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that LAMF or Nuvo will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in LAMF’s public filings with the SEC or, upon and following the consummation of the Business Combination, in Holdco’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult.

You should read this Supplement and the proxy statement/prospectus and the documents that have been filed as annexes and exhibits hereto with the understanding that the actual future results, levels of activity, performance, events and circumstances of LAMF, Nuvo and Holdco may be materially different from what is expected.

IMPORTANT INFORMATION ABOUT THE BUSINESS COMBINATION
AND WHERE TO FIND IT

In connection with the Business Combination, LAMF, Nuvo, and Holdco have prepared, and Holdco has filed with the SEC, the Registration Statement, which was declared effective by the SEC on March 1, 2024, that includes a document that serves as both a prospectus of Holdco and a proxy statement of LAMF. LAMF has mailed the proxy statement to its shareholders and has and will file other documents regarding the Business Combination with the SEC. This Supplement is not a substitute for the Registration Statement, proxy statement/prospectus or any other documents LAMF or Holdco filed or may file with the SEC in connection with the Business Combination. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE REGISTRATION STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO THE REGISTRATION STATEMENT, AND ANY OTHER DOCUMENTS FILED BY LAMF OR HOLDCO WITH THE SEC IN CONNECTION WITH THE BUSINESS COMBINATION BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders are able to obtain free copies of the Registration Statement and other documents filed with the SEC by LAMF or Holdco through the website maintained by the SEC at www.sec.gov.

PARTICIPANTS IN SOLICITATION

LAMF, Nuvo and Holdco, and certain of their respective directors, executive officers and employees, may be deemed to be participants in the solicitation of proxies in connection with the Business Combination. Information about the directors and executive officers of LAMF can be found in LAMF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 26, 2024. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the Business Combination, including a description of their direct or indirect interests, by security holdings or otherwise, are set forth in the Registration Statement and other relevant materials when they are filed with the SEC. These documents can be obtained free of charge from the source indicated above.

NO OFFER OR SOLICITATION

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination, and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

This communication is not a substitute for the Registration Statement or for any other document that LAMF or Holdco has filed and may file with the SEC in connection with the Business Combination. You are urged to read the documents filed with the SEC carefully and in their entirety because they will contain important information. You may obtain free copies of other documents filed with the SEC by LAMF or Holdco through the website maintained by the SEC at https://www.sec.gov.